   As filed with the Securities and Exchange Commission on April  , 2000
                                                      Registration No. 333-83539

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ---------------

                              AMENDMENT No. 3
                                       To
                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ---------------
                        THINWEB TECHNOLOGIES CORPORATION
                 (Name of small business issuer in its charter)
                                ---------------

           Delaware                      52-2102438                       7372
 (State or other jurisdiction
              of                      (I.R.S. Employer        (Primary Standard Industrial
       incorporation or
        organization)              Identification Number)      Classification Code Number)

                                ---------------
                                JAMES CAPPADOCIA
                     President and Chief Executive Officer
                        thinWEB Technologies Corporation

                            Suite 111, Phase 1

                              6 Antares Drive
                            Ottawa, Ontario K2E 8A9
                                 (613) 225-8446
        (Address and telephone number of principal executive offices and principal place of business, and name, address and telephone number of agent for service)
                                   Copies to:
                             IRWIN M. LATNER, ESQ.
                              Sadis & Goldberg LLC
                          463 Seventh Ave, Suite 1601
                            New York, New York 10018
                                 (212) 947-3793
                                ---------------
   Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                        Proposed       Proposed
                                            Amount      Maximum        Maximum      Amount of
         Title of Each Class of             to Be    Offering Price   Aggregate    Registration
       Securities to be Registered        Registered    Per Unit    Offering Price    Fee(2)
-----------------------------------------------------------------------------------------------
Common Stock Held by Selling Security
 Holders................................  6,337,500      $0.02(1)      $126,750        $331
-----------------------------------------------------------------------------------------------
  Total.................................                               $126,750        $331

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) There is no current market for the securities and the price at which the shares held by the selling security holders will be sold is unknown. Pursuant to Rule 457(f)(2), the registration fee is based upon the estimated book value per share of common stock of $0.02 as of September
     30, 1999.
(2)  Previously paid by electronic transfer.

                                ---------------
   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

 PROSPECTUS (Subject to Completion)

                                                          Dated           , 2000

                        THINWEB TECHNOLOGIES CORPORATION

                     6,337,500 shares of common stock

              to be sold by certain selling security holders

                                  -----------

  This prospectus relates to the offer and sale of up to 6,337,500 shares of common stock by certain selling security holders. We intend to apply to have our common stock quoted on the OTC Bulletin Board market maintained by Nasdaq under the symbol TNWB. No public market currently exists for the shares of common stock.

  We will not receive any proceeds from the sale of shares by the selling security holders.

  Investing in the common stock offered by this prospectus involves a high degree of risk. See "Risk Factors" beginning on page 5.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                      Prospectus dated              , 2000

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Prospectus Summary........................................................   3
Recent Developments.......................................................   4
Risk Factors..............................................................   5
The Company...............................................................   8
Forward-looking Statements................................................  11
Use of Proceeds...........................................................  11
Dividend Policy...........................................................  11
Business..................................................................  12
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................  29
Management................................................................  35
Security Ownership of Certain Beneficial Owners and Management............  43
Selling Security Holders..................................................  45
Certain Relationships and Related Transactions............................  50
Description of Securities.................................................  54
Plan of Distribution......................................................  60
Legal Matters.............................................................  62
Experts...................................................................  62
How to Get More Information...............................................  62
Index to Financial Statements.............................................  F-1

                               PROSPECTUS SUMMARY

 ThinWEB Technologies Corporation

   We are a recently created company formed to develop internet e-business software applications targeted to organizations that require rapid access to data and immediate interaction with customers and employees over the internet. We have developed a core technology and two software applications, ThinAccess and Webcrumbs. We are also in the process of developing a wireless product suite based on our core technology to support wireless data access over the internet and cellular networks.

   Our executive offices are located at Suite 111, Phase 1, 6 Antares Drive, Ottawa, Ontario K2E 8A9, and our telephone number is (613) 225-8446. Our web site is located at www.thinweb.com. Information contained in our web site is not part of this prospectus.

 Trading Market

   There is currently no trading market for our securities, including our common stock. We intend to apply for admission to quotation of our common stock on the OTC Bulletin Board maintained by Nasdaq.

 Offering

   This prospectus relates to the offering of 6,337,500 shares of thinWEB common stock by certain selling security holders. We will not receive any proceeds from these sales.

 Selected Financial Data

   The following summary historical consolidated financial information should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this prospectus. The following table sets forth selected consolidated financial data for thinWEB Technologies Corporation for the period from April 22, 1998 to December 31, 1998 and the fiscal year ended December 31, 1999:

                                               Period Ended    Fiscal Year Ended
                                             December 31, 1998 December 31, 1999
                                             ----------------- -----------------
Income statement data:
  Revenues..................................        1,156              2,412
  Research and development expense..........       43,888          3,220,657
  Loss for the period.......................     (100,296)        (8,943,973)
                                             December 31, 1998 December 31, 1999
                                             ----------------- -----------------
Balance sheet data:
  Current Assets............................      103,258            540,941
  Total Current liabilities.................      200,906          1,275,533

                            RECENT DEVELOPMENTS

   During the fourth quarter of 1999, through our subsidiary, ThinWeb Software Incorporated, we entered into a joint venture with Innovium Capital Corp. of Toronto, Canada. The joint venture vehicle is a Canadian private corporation named NoTime Wireless Corp., which was incorporated under Canadian law on October 21, 1999. NoTime Wireless will develop ThinAccess for application to the wireless database access market, which includes the development of the ThinSuite product for database access for wireless devices. As part of the joint venture agreement, ThinWeb Software has provided NoTime Wireless with a perpetual license to use and market ThinAccess accordingly. As consideration for this license, NoTime issued ThinWeb Software 1,250,000 shares of capital stock representing a 50% interest in NoTime and a promissory note in the amount of $841,341 ($1,250,000 CDN), and agreed to pay ThinWeb Software a continuing royalty, payable quarterly, equal to 5% of NoTime's net revenues.

   In consideration for 1,250,000 shares of capital stock representing a 50% interest in NoTime, Innovium paid $841,341 ($1,250,000 CDN). These proceeds were used by NoTime to repay the promissory note in the same amount to ThinWeb Software. Also on December 16, 1999, ThinWeb Software purchased 500,000 units of the capital stock of Innovium (each unit consisting of one common share and one share purchase warrant exercisable for two years from the date of the subscription agreement at an exercise price of $0.35 ($0.50 CDN) each) for cash consideration of $168,268 ($250,000 CDN) and 100,000 of our share purchase warrants as described in the following paragraph. Assuming the share purchase warrants are exercised, we would own approximately 3% of the issued and outstanding common shares of Innovium.

   In addition, on December 16, 1999, thinWEB issued to Innovium 100,000 non-transferrable share purchase warrants, which expire on December 15, 2001, exercisable for thinWEB common shares on a one-for-one basis at an exercise price equal to the lower of $5.00 or the lowest price at which we issue equity or convertible securities during this period. These warrants were attributed a value of $256,373 based on the fair value of the Innovium units received net of cash paid.

   As long as ThinWeb Software owns at least 40% of the issued and outstanding shares of NoTime, ThinWeb Software shall manage the day-to-day activities of NoTime, in return for a fee of 2.5% of NoTime's operating costs. Each party shall provide advances to fund operating expenses of NoTime. If a party is unable or unwilling to continue funding operating expenses, that party's interest in NoTime shall be subject to dilution by the other party or a third party, which is prepared to fund operating expenses.

   NoTime shall pay ThinWeb Software a royalty of 5% of net revenues realized, paid quarterly in arrears. These royalties are accrued, but payments will only commence once NoTime has reimbursed to the parties all advances made to NoTime. In addition, ThinWeb Software has agreed to provide certain consulting services to NoTime for additional compensation. James Anthony, the chairman of our board, is a former director of Innovium.

                                  RISK FACTORS

   An investment in our common stock involves a high degree of risk. You should carefully consider the following risks and the other information contained in this prospectus before investing in our common stock. The price of our common stock could decline due to any of these risks, and you could lose all or part of your investment. You also should refer to the other information included in this prospectus, including the financial statements and related notes. In addition, the risks described below are not the only ones facing us. We have described only the risks we consider material. However, there may be additional risks that we view as not material or of which we are not presently aware.

   If any of the events described below were to occur, our business, prospects, financial condition or results of operations or cash flow could be materially adversely affected. When we say that something could or will have a material adverse effect on us, we mean that it could or will have one or more of these effects.

We will not be able to purchase existing software from third parties and will be required to reduce our marketing and other expenditures if we are not able to raise sufficient capital.

   A major part of our business plan is to use anticipated revenues from operations, proceeds from anticipated equity offerings, proceeds from licensing of technology and borrowings under loan facilities to fund marketing and advertising related expenditures and acquisitions of existing third party software. If we do not obtain sufficient funding from such sources, we will not be able to fund acquisitions of existing software from third parties and we will be required to reduce or eliminate expenditures on marketing, sales and advertising, and research and development. In addition, if we are unable to raise any additional capital or only nominal capital from such sources, the planned development of thinWEB and the completion, introduction and marketing of our two software products would be severely curtailed.

Because we have a limited operating history, we may not be able to successfully manage our business or achieve profitability.

   Since we have been in operation only since April 1998 and have generated insignificant revenues to date, we may not be able to successfully manage our business to achieve or maintain profitability. The profitability of our operations will depend upon many factors, some of which are beyond our control, including market acceptance of our concepts, market awareness, reliability of our software products, dependability and accuracy of technical support, availability of competing software, initial user acceptance, and general market conditions. We also do not have insurance to cover losses and liabilities resulting from unforeseen events such as copyright infringement, product liability, and employment related liability.

Our success depends on our ability to retain Bryan MacLean, Cory Reid and other key personnel.

   We believe that the expertise of Bryan MacLean, a vice president and a director, and Cory Reid, a vice president, the initial developers of our two current software applications, is critical to our success in the software business. The diminution or loss of the services of either Mr. MacLean or Mr. Reid would have a material adverse effect on our business. We have employment agreements with both Mr. MacLean and Mr. Reid, however, those agreements are terminable by us or the executive, subject to various notice requirements. If we were to lose our rights under either of these agreements, including as a result of their voluntary resignation, retirement or any other termination, our business would be materially adversely affected. The competition for information technology expertise, including internet, computer and software programmers and developers, is intense and we may have difficulty replacing these two individuals, if lost for any reason. Our success will also depend on our ability to hire and retain other qualified management, including competent marketing, technical and sales personnel. We do not have life insurance on the lives of any of our executive officers.

Over six million, or 36%, of our total outstanding shares may be resold immediately by the selling security holders, which may cause the market price of our common stock to drop significantly, even if our business is doing well.

   We currently have a total of 17,548,010 shares of common stock outstanding. Pursuant to this prospectus, 6,337,500 shares held by the selling security holders may be resold in the public market immediately, subject to certain voluntary trading restrictions agreed to by certain of the selling security holders. Most of our remaining 11,210,510 outstanding shares may become available for resale in the public market in limited amounts beginning April 22, 2000, or upon expiration of the applicable one year holding period, pursuant to applicable provisions of the federal securities laws.

   The large number of shares available for sale immediately by the selling security holders could significantly reduce the market price of our common stock, if a market should develop. Also, the availability of low priced shares offered by selling security holders could hinder our ability to sell our shares in the future. The selling security holders may offer and sell their shares at prices and at times they determine, in accordance with applicable federal and state securities laws. The timing of such sales and the price at which such shares are sold could have an adverse effect upon the public market for our common stock, should one develop. In addition, after April 22, 2000, as restrictions on resale end, the market price could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them.

If our software suffers delays in release, it would impair our projected operations and business plan.

   The success of our business plan depends, in part, on our ability to continue to develop, release and license new software products and updates to our existing products. Although we have not experienced any past delays in our product releases, our development of new software is subject to unforeseen delays or operating bugs. Any delay in the release of any of our software products, or any recall or unforeseen impairment to the use of the software once released, could drain resources that we expect to receive from potential sales. This would have a detrimental impact on our projected operations and business plan.

Because our software products are designed for use in the Java programming language, any decrease in the use of Java as a computer platform would hurt our potential sales.

   Our software products are based on the Java computer programming language (or computer platform), which is currently a widely used computer platform. If wide-spread acceptance of Java does not continue or if a competitor to Java develops a better and more widely used platform not compatible with our software, the sales and marketability of our software products, as well as our overall profitability, would be significantly diminished.

The lack of continued development of the e-commerce market would hamper sales of our products.

   Our core technology is designed to enable us to develop e-business software applications for use over the internet. Our business plan contemplates an expansion in the commercial use of the internet for the foreseeable future. Use of the internet and world wide web for commercial purposes is expanding and, as increased commerce takes place on the internet, unforeseen overloads, lack of sufficient hardware, telephone availability or other problems may develop. In addition, consumer use of the internet for purchases, banking, and other commercial uses may decline for any number of reasons such as security problems, overload difficulties, shopping trends, or slow internet access. A reduction in the general use of the internet for e-commerce would have an adverse effect on our results of operations and would likely reduce sales of our products.

Competition in the software industry is intense and the availability of competing software may hurt our potential sales and market share.

   We face substantial competition in the software industry from international, national, regional and local software developers. Many of our competitors are well established and have substantially greater resources than we. In addition, due to our limited operating experience, many of our competitors have significantly more experience in successfully developing and introducing new software products. If a competitor introduces a competitively successful product, we may not be able to develop a better or cheaper product, which could have a material adverse effect on our business, results of operations or financial condition.

                                   THE COMPANY


   Founding of ThinWeb Software Incorporated. ThinWeb Software Incorporated was founded in April 1998 by two of thinWEB's present officers, Bryan MacLean, also a director, and Cory Reid, to focus on e-commerce business applications. Messrs. MacLean and Reid were part of the initial software development team at Sanga International, Inc., a company providing web-based software business solutions using Java technology. Messrs. MacLean and Reid determined that a market opportunity existed to develop web-based software applications targeted to software developers and internet providers based on the use of Sun Microsystems' Java software programming language. Messrs. MacLean and Reid began development of ThinAccess and WebCrumbs and its core technology in March 1998, and thereafter established ThinWeb Software Incorporated through which they continued development of the technology and products. Late in 1999, through a wireless initiative with Innovium Capital Corp., thinWEB commenced development of a wireless product, ThinSuite.

   Advisory Agreement with E-Capital Management Inc. E-Capital Management Inc. is a Canadian corporation controlled by J. Gregory Wilson who became one of our directors in November 1999. E-Capital is a venture capital firm that provides funding, incubator services and strategic consulting for emerging growth companies. In March 1999, we entered into an agreement with E-Capital pursuant to which E-Capital agreed to provide the following general advisory services:

  . Introducing us to suitable financial institutions, investment funds and investors for the purpose of arranging financings and underwriting or investment commitments, and assisting us in negotiating with these parties;

  . Providing us with strategic advice and identifying qualified advisors and consultants to assist us in obtaining financing and going public;

  .  Assisting us in identifying and evaluating going public alternatives;
     and

  .  Other activities ancillary to the foregoing.

   In addition to the foregoing general services, E-Capital also agreed to assist us in a $500,000 private placement and in negotiating an acquisition of a U.S. shell reporting company to facilitate our going public process. In consideration for these services, we agreed to provide E-Capital with the following compensation:

     1. Reimbursement of all E-Capital's reasonable out-of-pocket expenses;
  and

     2. The issuance by thinWEB Technologies Corporation, the parent company, of 1,500,000 shares of convertible preferred stock at a price of $.0001 per share. E-Capital subsequently assigned these shares to its affiliate, 583317 British Columbia, Ltd., a British Columbia corporation also controlled by J. Gregory Wilson. The amount and terms of the convertible preferred stock we issued to E-Capital were the result of arms-length negotiations with E-Capital who at the time was not affiliated with us.

   E-Capital continues to provide the foregoing advisory services to us pursuant to our agreement with them--the term of which was to expire on December 31, 1999 but has been extended by oral agreement of the parties.

   Share Exchange with Warwick Acquisition Corporation. Warwick Acquisition Corporation was created on June 2, 1998 to provide a method for a foreign or domestic private company to become a reporting company whose securities would be qualified for trading in the United States secondary market. Warwick was a shell company with no operations, revenues, material assets or liabilities. On February 19, 1999, Warwick filed a Form 10-SB registration statement under the Securities Exchange Act of 1934 making it a reporting company.

   During early 1999, ThinWeb Software was exploring ways to become a public reporting company with its shares publicly traded in the United States. In early April 1999, representatives of our financial advisor, E-Capital Management Inc., contacted James M. Cassidy, the indirect owner of 100% of the stock of Warwick, regarding a proposed transaction involving ThinWeb Software and Warwick. James Anthony, chairman of the board of ThinWeb Software, continued negotiations with Warwick and Mr. Cassidy, with E-Capital acting as intermediary, concerning a proposed transaction in which ThinWeb Software would be acquired by a wholly-owned subsidiary of Warwick and the shareholders of ThinWeb Software would become the beneficial owners of a majority of the shares of a public reporting company.

   On May 27, 1999, Warwick finalized and executed a share exchange agreement with an effective date of April 22, 1999, among Warwick, Warwick's newly-created wholly-owned subsidiary, Thinweb.com Inc., ThinWeb Software Incorporated, and the shareholders of ThinWeb Software Incorporated. As part of the transaction, Warwick changed its name to thinWEB.com Corporation. ThinWEB.com Corporation later changed its name to our present name, thinWEB Technologies Corporation. Under the terms of the share exchange agreement, Thinweb.com Inc. purchased all the outstanding shares of ThinWeb Software Incorporated in consideration for:

     (1) the issuance of 16,916,344 Class A exchangeable non-voting participating common shares of Thinweb.com Inc. common stock to the shareholders of ThinWeb Software Incorporated; and

     (2) the issuance by thinWEB Technologies Corporation, the parent company, to StockTrans, Inc., Ardmore, Pennsylvania, as trustee for the ThinWeb Software Incorporated shareholders, 16,916,344 shares of its common stock to be held in trust under the terms of an exchange and voting agreement dated April 22, 1999.

   Transactions with TPG Capital Corporation and James Cassidy. Prior to April 22, 1999, Warwick did not have any operations and had 5,000,000 common shares issued and outstanding. At the same time as the share exchange, Warwick redeemed and retired 4,850,000 of its 5,000,000 outstanding shares of common stock. As consideration for services provided in connection with the acquisition of Warwick, TPG Capital Corporation, the sole shareholder of Warwick prior to the share exchange, retained 150,000 shares of the common stock of Warwick, now thinWEB Technologies Corporation.

   In connection with the share exchange, we also granted TPG a warrant to purchase 50,000 shares of common stock of thinWEB Technologies Corporation at an exercise price of $1.00 per share and expiring on April 22, 2004. On April 10, 2000, we adopted a resolution stating that we will no longer honor our obligations under the warrant granted to TPG due to our belief that TPG failed to perform certain agreed upon services. We have notified TPG of this action.

   The 150,000 common shares retained by TPG Capital and the 50,000 share warrant granted to TPG in connection with the share exchange were the result of arms-length negotiations between unaffiliated parties.

   For accounting purposes, the Warwick acquisition has been treated as an issuance of 150,000 shares and a 50,000 share purchase warrant by ThinWeb Software Incorporated to the shareholder of Warwick in consideration for services related to the corporate reorganization. These shares and warrant issued as consideration for acquisition related services have been attributed a value of $90,000 based on the value of the services received.

   James M. Cassidy, the sole officer and director of Warwick, resigned from such positions pursuant to the share exchange. Mr. Cassidy is the controlling shareholder of TPG Capital Corporation. In consideration for services provided or caused to be provided to us by TPG Capital, we also agreed to pay TPG Capital $150,000, $125,000 of which has been paid.

   Structure of ThinWEB After Share Exchange. At the time of the share exchange transaction, 24 shareholders received Class A shares in our subsidiary, Thinweb.com Inc. Following the windup and distribution of assets by a corporate shareholder, 3024704 Nova Scotia Limited, certain share transfers, and conversions to common stock of the parent company, there are currently 31 Class A shareholders.

   Each beneficial shareholder of the Class A shares has, through the trustee, voting rights in thinWEB Technologies Corporation, the parent company, equal to the number of Class A shares held for his benefit by the trustee. Upon proper notice, the Class A shares may be converted into or exchanged for an equal number of shares of the parent company held by the trustee. By having the Class A shares exchangeable at some time in the future for issued shares of the parent company held by the trustee, the ThinWeb Software Incorporated shareholders were able to defer, until the exchange of their Class A shares for thinWEB Technologies Corporation shares, certain Canadian taxes otherwise payable upon the disposition of their ThinWeb Software Incorporated shares while maintaining voting rights in the parent company.

   ThinWEB Technologies Corporation presently has two wholly-owned subsidiaries, Thinweb.com Inc., a Nova Scotia corporation, and ThinWeb Software Incorporated, a Nova Scotia corporation. Thinweb.com Inc. was created to effect the exchange of stock with ThinWeb Software Incorporated shareholders and has no operations. As a result of the share exchange transaction, effective April 22, 1999, ThinWeb Software Incorporated became a wholly-owned subsidiary of Thinweb.com Inc. and, indirectly, a wholly-owned subsidiary of thinWEB Technologies Corporation, the parent company.

                           FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements. We intend to identify forward-looking statements in this prospectus using words such as "believes," "intends," "expects," "may," "will," "should," "plan," "projected," "contemplates," "anticipates," or similar statements. These statements are based on our beliefs as well as assumptions we made using information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Actual future results may differ significantly from the results discussed in the forward-looking statements. Some, but not all, of the factors that may cause these differences include those discussed in the Risk Factors section beginning on page 5 of this prospectus. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus.

                                USE OF PROCEEDS

   We will not receive any proceeds from sales of the shares offered by the selling security holders.


                                DIVIDEND POLICY

   We have not paid any cash dividends on our common stock since inception and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to reinvest earnings, if any, in the development and expansion of our business. Our board of directors will determine, in its sole discretion, whether to declare any dividends on our common stock in the future, based on our earnings, capital requirements, financial position, general economic conditions, and other pertinent factors.

                                    BUSINESS

   In this section, all references to "thinWEB", "we", "our" or "us" include the parent company, thinWEB Technologies Corporation, and its wholly-owned subsidiaries, Thinweb.com Inc. and ThinWeb Software Incorporated, unless the context otherwise requires. We are a start- up company with insignificant revenues to date. Our ability to continue is dependent upon us obtaining the necessary financing to complete our research and development projects and upon future profitable operations.

   We were incorporated in Delaware on June 2, 1998 under the name Warwick Acquisition Corporation. Warwick was a shell reporting corporation with no operations and one shareholder and director. Warwick filed a registration statement on Form 10-SB with the Securities and Exchange Commission on February 19, 1999. Pursuant to a share exchange agreement effective April 22, 1999, Warwick acquired all the outstanding stock of ThinWeb Software Incorporated and changed its name to thinWEB.com Corporation, which later changed its name to our present name, thinWEB Technologies Corporation. Pursuant to the share exchange transaction, the management and shareholders of ThinWeb Software Incorporated became the management and shareholders of the new company.

 Overview

   ThinWEB is a company that develops e-business software applications for organizations that require rapid access to data and immediate interaction with customers or employees over the internet. We anticipate that all our software applications will utilize Java, the language released in 1995 by Sun Microsystems that provides a universal platform that can run on any computer and on most operating systems without alteration. Our use of Java will enable us to develop applications for mobile and wireless devices and other emerging technologies that require platform independence, swift deployment, flexibility, fast operation and low-cost.

   We expect our customer base to consist of stand alone software development companies, internet service providers, application service providers, portals and software development teams within large organizations.

   We have developed a core technology that will support current and future e-commerce applications developed by us. Our core technology will provide the framework for all future software developed by us and will eliminate the need and cost for developing a particular framework for each application. Our first two applications are targeted for the e-commerce web applications market.

   On August 9, 1999, we introduced into the market our first product, ThinAccess. To introduce ThinAccess, we issued a press release supplemented by an informational mail-out to industry publications and research analysts, sent an e-mail announcement to all users of the beta version (i.e. earlier testing version) of ThinAccess, and hosted a tour for product reviewers, writers and industry analysts. Several articles describing ThinAccess appeared in some industry publications and management anticipates that after testing of the product, additional reviews will be published in industry trade publications.

   On October 6, 1999, at the internet World '99 trade show in New York, we announced the release of a version of ThinAccess for the Java 2 Platform. At this time we also announced release of the beta version of our second software product, WebCrumbs 1.0, for free downloading from our web site.

Technology and Products

   Core Technology. Through our subsidiary, ThinWeb Software Incorporated, we have developed our core technology to be used for our e-commerce software applications. The core technology uses Java software compliance and enterprise Application Programming Interfaces (or APIs) from Sun Microsystems, Inc. to retrieve data and business logic wherever located and integrate it into new applications for use on the web. An API is a source code which programmers use to develop software. The core technology approach treats applications as a tapestry of inter-linked collaborating and intelligent modular objects called components. Each component is responsible for encapsulation of its internal data as well as displaying the designed behavior. Any component connected into the core requiring a particular action of another component can send instructions via that component's interpretation mechanism, the API. Our core technology eliminates the need to build a new framework for each new application that we develop.

   We anticipate that our core technology will facilitate more rapid product research and development of applications due to the following benefits:

  . Decreasing duplication of effort. A problem encountered in a development project can be solved once and abstracted for use by others in the project with the same or similar problem.

  . Decreased lines of code. Component specialization reduces needed lines of code since specific functions are encapsulated in one place and can be referenced by other developers.

  . Developer specialization. A developer can specialize in one or a few components with regard to performance, functions, and other areas and not use time attempting tasks with which he is not familiar.

  . Increase bug detection and fixing. Common operations and algorithms are encapsulated into components shared by all the developers; when a bug occurs with one of these operations or algorithms, it can be quickly isolated to one component and fixed at one time for developers utilizing the operation or algorithm.

  . Easier adaptation. As applications evolve, components can be easily added, updated or replaced with minimal effect at the application level.

   The core technology was specifically developed to provide a competitive technical advantage in the development of our web applications and is designed for transmission control protocol/internet protocol (or TCP/IP) networks using web clients such as web browsers, middle tier services such as web servers, application servers and database middle-wares with support for industry standard protocols. The transmission control protocol/ internet protocol is a set of protocols developed for the internet in the 1970's to get data from one network device to another. We believe that the core technology may be marketable in certain circumstances and we are currently exploring the potential for positioning it as an "intermediation' solution for Application Service Providers (ASPs), web portals and web hosting entities.

   We have developed two marketable software applications utilizing the core technology: ThinAccess and WebCrumbs. ThinAccess and WebCrumbs have been tested and listed by Sun Microsystems on its web site as being approved Java cross platform applications (referred to in the industry as "100% Pure Java"). ThinAccess was introduced into the market in August 1999, and WebCrumbs was released on February 1, 2000. We have additional products in the design and development phases, including a wireless data access product, ThinSuite, through our joint venture subsidiary NoTime Wireless Corp. ThinSuite was announced via a press release dated January 23, 2000, and is projected to be completed in June 2000.

   ThinAccess Overview. Databases are widely used in computing and are crucial to many e-commerce applications including:

  . payroll and employee records departments;

  . travel and reservation systems;

  . financial services systems;

  . accounting departments; and

  . many other areas in both government and private industry organizations.

   ThinAccess is designed to offer remote access to any database running in any web browser over the internet with exceptional speed and an ultra-thin download. An ultra-thin download refers to software downloaded over the internet to a web browser which has under 100 kilobytes of memory. Timely access to databases is crucial and ThinAccess is designed to provide such database access in seconds. ThinAccess is a packaged software application that can be downloaded from a web site. A customer is able to download this application in the form of an installation program. ThinAccess is designed to work on any platform, including cellular phones and personal data assistants.

   Java Database Connectivity (or JDBC) is a standard defined by Sun Microsystems to allow database access from Java applets and applications. An applet refers to a program written in the Java language which is downloaded over the internet and runs in a web browser. ThinAccess is intended to provide high performance, powerful features and scalable JDBC database access to network databases. This improves user responsiveness for web database applications and gives web developers a single interface to access all databases enabling web applications to manipulate all databases uniformly.

   ThinAccess is specifically aimed at providing thin client Java database access for Java applets, servlets and applications. A servlet is a Java code that runs as part of a web server which when requested executes the code on the server and returns any information to the web browser. ThinAccess is designed to improve the performance at both the client and server level through the following key features:

  . Decreases database application development cost;

  . Can use any browser, any database, or any platform;

  . Reuses database connections across multiple clients;

  . Provides remote management over the web;

  . Connects to multiple databases with one driver download (a driver is a software code designed to enable a particular device or program by translating an independent format request into instructions the device can understand);

  . Increases web page response time by avoiding large driver downloads;

  . Saves redundant database processing by enabling multiple clients to browse same query results;

  . Ease of use and installation saves costs of installation of specialized software;

  . No software installations required of clients; and

  . Ships with a structured query language (or SQL) compliant pure Java database (SQL is an industry standard language for creating, updating and querying relational databases).

   ThinAccess' utilities include an Interactive SQL, a Query Tool, and a Schema Viewer. A Query Tool is a software program whose sole purpose is to query or retrieve information from a database and display it for the user. A Schema Viewer is a a software program whose sole purpose is to view how data is stored in a database and display the physical structure for the user.

   ThinAccess Technical Data. ThinAccess first requires the ThinAccess Server to be started. Once this product is initialized customers are able to configure the ThinAccess Server using the graphical administrator contained in ThinAccess. Configuration issues for customers include:

  (1) importing database middlewares (middleware is software that mediates between a program and a network, managing the interaction between disparate applications across various computing platforms);

  (2) specifying properties such as user name and password to connect to the database; and

  (3) pre-configuring database objects.

   ThinAccess is shipped to customers pre-configured with an SQL compliant Java database called InstantDB. With a configured ThinAccess Server running, web clients are able to access their databases in Java applets, servlets or applications using JDBC drivers or ultra-thin Thinlets.

   Thinlets provide an ultra-thin download and high performance mechanism to directly access a pre-configured component existing on the ThinAccess Server. They drastically reduce the time to perform database operations because many critical path issues can be performed before the user clicks on the button. For example, it is possible to instantly access a pre-configured connection to save on the time it takes to create a connection, access a pre-configured database query result or access a pre-configured query to execute if required.

   Three JDBC drivers are included with ThinAccess that support the JDBC standard for Java database connectivity. The choice of driver depends on the requirements of the project. Factors determining the appropriate driver include the web browser support required, firewalls requiring HTTP tunneling, and JDK version proxying. HTTP tunneling refers to communication between web servers and web browsers through an agreed port using hypertext transfer protocol (or
HTTP) thereby allowing web servers to remain secure while still allowing the exchange of information. JDK version proxying refers to the ability to determine and react within software depending on which version of the JDK software is currently running. ThinAccess can be used to connect to any database accessible via a JDBC driver and supports access to any open database connectivity (or ODBC) database as well. Open database connectivity refers to an industry standard application programming interface allowing developers to access different database systems.

   JDBC drivers involve low level protocols that connect to databases. Downloading these drivers to web browsers introduces many potential obstacles including breaking browser security models, Java sandbox issues, huge class downloads from loading drivers, client software installation issues such as dynamic link libraries (or
DLLs), insecure transmission of database user id's and passwords, complicated JDBC uniform resource locators (or URL's) and many more. ThinAccess provides all the functionality of these JDBC drivers without the downloading obstacles. The following technical terms used in this paragraph are defined as follows:


  Java sandbox               a security model used in the Java programming
                             language which restricts certain actions when
                             running Javaapplets and applications.

  dynamic link library

                             a code which is linked when programs are executed instead of when they are compiled.


  uniform resource
   locator an address that identifies a document or resource on the world wide web.


   ThinAccess provides remote access to these drivers, without the need to download the driver. This immediately saves a class download that could take minutes for network users to complete. When a JDBC request is made by the client, ThinAccess proxies this request over to the middle tier server where it is executed, then the results returned.

   Technical Benefits of ThinAccess include:

  . One location for all JDBC drivers. In environments where multiple databases and database drivers exist, ThinAccess can simplify this environment by organizing database connectivity in one place.

  . Simplicity for web developers. ThinAccess gives web developers a simple
    JDBC URL to access databases by simple names. Using the ThinWeb

   JDBC URL means the web developer does not have to know underlying database specifics including the need to know SQL.

  . Seamless access when database changes occur. When databases are upgraded, new JDBC driver versions are released, ports change, database user identifications and passwords change, and the physical location of the database changes. This means the user must change all its database applications to reflect these changes. With ThinAccess this is avoided since the web developer deals simply with the user defined name. The database could change but the ThinAccess application does not have to be changed.

  . One driver download for multiple databases. If an applet requiresconnectivity to multiple databases, a user could be faced with multiple downloads. With ThinAccess, one JDBC driver download is sufficient.

  . Pre-configuration for premium performance and scalability. It is possible to pre- configure database connections, statements and result sets so they can be instantly accessed and processed by many clients simultaneously.

  . Work in any version of any Java enabled web browser. Web browsers only support one version of Java and if there is a download of an applet with the wrong driver version, the application will not work. ThinAccess contains a JDBC driver that works in any browser and avoids having to keep a separate driver for every version of a web browser.

  . Use of the more efficient Type 2 drivers. Web enabled databases using type 2 drivers are regarded as the best performing and most reliable since they use native database libraries. Most often the type 2 driver is much more stable and preferred but it cannot be deployed over networks without customer software installations. ThinAccess uses the type 2 driver.

  . Avoids transmitting database user identifications and passwords over the network. Many JDBC drivers send user identifications and passwords from the application over the internet and often are unprotected. ThinAccess avoids transmitting any user identification or password information.

  . Flexibility of use. ThinAccess can plug into any web server, any browser, or any database on any platform supporting the Java specifications.

   WebCrumbs Overview. WebCrumbs is designed to be a web site management and smart agent analysis tool. A smart agent analysis tool is a term used to describe software which both analyzes web site usage and gives web site administrators the ability to smartly determine which page web visitors see. WebCrumbs is a shrink-wrapped (or downloadable) packaged application which can be graphically installed and easily used to run in correlation with the corporate web server. WebCrumbs is intended to gather and analyze information about a visitor to a particular web site and to generate a personalized look to the web site in response to the information learned about that visitor. WebCrumbs runs on any operating system supporting Java, any web server supporting Java servlets, and communicates with any database supporting JDBC or ODBC.

   WebCrumbs Technical Data. As a web site analysis and reporting tool, WebCrumbs isintended to offer a non-intrusive installation and integrated real-time reporting, and the ability to use any in-house database customer reporting tool. Real time, high performance database communication, via JDBC or ODBC, allows WebCrumbs to provide web-based industry standard analysis reports, in both hypertext markup language (or HTML) and 3D graphs quickly and accurately to any web browser. Hypertext markup language refers to a standard set of tags or characters which are used to format documents on the world wide web. This database communication also allows WebCrumbs to serve up dynamic database pages and complicated real time web pages.

   Management believes that WebCrumbs is different from other web site analysis tools because it uses Dynamic Navigation Technology, a technology developed by thinWEB that automatically generates customized web pages based on pre-defined business rules and tracks web site activity in real time. WebCrumbs' smart agent technology learns about a visitor's preferences by monitoring the visitor's web site usage patterns (such as pages visited and length of stay) and utilizes such information in real time by instantly presenting on the web site information and advertising most suitable.

   We anticipate that WebCrumbs will be a commerce tool on many web sites. These sites will display different pages to visitors based on the visitor's past and current behavior. Web sites will present users with personalized content or purchase recommendations based on individual interests and preferences. Since this data is updated continuously in real-time, new suggestions for additional purchases are available instantly.

   WebCrumbs' personalization of the web site takes two basic forms: collaborative filtering and profiling. Both are attempts to collect specific information that will aid in generating additional traffic, click-throughs and revenue on web sites.

   Collaborative filtering is voluntary. It accepts information provided by the user and predicts what information will be of interest to him or her. It can also compare a user profile with those of other users to create common-interest groups and make recommendations based on other customer preferences.

   Profiling is not voluntary. A visitor's actions are observed and tracked. Subsequent user clicks identify patterns of behavior and interests, which result in the presentation of specific information to web sites visited.

   We anticipate that all future versions of WebCrumbs will be based on the core features WebCrumbs provides. The versions will include both an internet service provider (or ISP) and Enterprise edition. ISPs have the unique problem of having to handle multiple domain name web sites so all tools must be able to handle their environment. The Enterprise edition will be a more scalable, multi-server version.

   The WebCrumbs Community edition should enable multiple sites, or community of sites, to collaboratively share certain information obtained by WebCrumbs about visitors as they move from one site to another in the community.

   ThinSuite Overview. Through NoTime Wireless Corp., our joint venture with Innovium Capital Corp., we are developing ThinSuite as a platform to enable organizations to provide wireless business applications over WAP (Wireless Application Protocol) to an assortment of WAP enabled devices. The initial release of ThinSuite is scheduled to include several prebuilt business applications, including server based e-mail, scheduling, and contact management. We are designing this software as a platform for organizations to readily deploy custom business applications to their workforce. The client types supported in the initial release will be WAP and WML (Wireless Markup Language) compliant.

   ThinSuite Technical Data. As a platform for wireless business deployment, ThinSuite is intended to offer businesses the ability to readily deploy prebuilt as well as custom built business applications to their workforce. This suite will address two important problems at the enterprise wireless access level--limited resources, or resource constrained devices, and the larger internal problem of supporting two separate data systems, one for the wired and another for wireless environments.

   Much of the anticipated growth in wireless data access in the short term will be enabled by the availability of WAP. WAP is a protocol standard for wireless integration with the internet sponsored by the Symbian group which all major cellular phone manufacturers have joined. The WAP phones are expected to be first introduced to the market later this year. These phones will use WAP browsers to provide cross-platform wireless access to internet and corporate infrastructures via the internet. WAP browsers display WML, the wireless equivalent of HTML. Although these phones will be limited to serving up only static web pages and no computing is done on the device, WAP is a new standard designed to extend internet services to mobile telephony. We believe it will provide an outstanding near-term market opportunity for software developers.

   The device resource constraints include small screens and keypads, limited memory, narrow bandwidth (a baud rate of 14.4k or less) and continuing airtime charges. As a consequence of these limitations, wireless devices will not be able to run the same applications currently used in the wired environment. New applications will be required such as those proposed by NoTime Wireless Corp., our joint venture with Innovium, which have very small footprints on the device, operate with very small downloads, and are displayable in small graphical areas.

   Enterprises will be faced with the costly problem of developing concurrent back end infrastructures for supporting wireless client access to enterprise data. Through ThinSuite, our software platform and application suite will enable companies to plug-in to existing databases and legacy applications and provide that information to the WAP enabled wireless device.

   The initial suite of applications will consist of scheduling, e-mail/messaging and contact management. The scheduling application will include features for setting up meetings and making appointments, automatic notification of upcoming meetings and schedule changes, weekly/monthly calendar overviews and calendar publishing. The scheduling application will eventually communicate with all major scheduling software in the industry.

   The e-mail/messaging application includes cross-platform access from any WAP device to server based e-mail systems without requiring any software package on the cell phone. This is the type of e-mail which has become popular in the enterprise and on the wired internet. Initially only text messages will be used thereby not bogging down the device waiting for attachments or images.

   The contact management application will handle addresses, phone numbers and contact history for all personal and professional contacts.

   The server-based ThinSuite platform will be responsible for managing all ThinSuite applications including the security of information transferred, user authentication and scalability.

Future Products and Research and Development

   We intend to develop additional e-commerce focused internet applications based on our existing core technology, in response to perceived market demands. The development of newer versions of the two products currently developed and the development of new e-commerce products will require a material investment of resources and market research. Our future initiatives may include expanding on the ThinAccess and WebCrumbs technologies to provide customized solutions, leveraging our core technology as a framework to provide integration with the supply chain and building on a wireless strategy by developing a WAP gateway.

Trademarks

   We do not have any patents. On December 4, 1998, we applied for trademark registration in Canada for "WebCrumbs" and "ThinWeb" and on April 16, 1999, for "ThinAccess". On June 4, 1999, we applied for trademark protection in the United States for "WebCrumbs", "ThinWeb" and "ThinAccess". We cannot guarantee that other companies do not already use these names as their company or product name and we may not be able to prevent use of these marks by prior users. Even if such trademark protection is granted, we may not be able to prevent competitors from using the same or similar marks, concepts or appearances and we may not have the financial resources necessary to protect our marks against infringing use.

Licenses

   Sun Microsystems, Inc. We have entered into a licensing agreement with Sun Microsystems, Inc. for use of the 100% Pure Java Logo. The agreement with Sun Microsystems grants us a non-exclusive, non-transferable, personal, royalty-free license to use the 100% Pure Java logo and the "For Java" tagline

  (1) on the products, splash screens and product packaging, and

  (2) in the marketing, advertising, distribution and sale of the products, provided that ownership of the logo and tagline are attributed to Sun Microsystems.

   The license only extends to those products which have successfully passed Sun Microsystem's certification tests. Both ThinAccess and WebCrumbs have passed the certification tests. ThinSuite has not undergone certification testing.

   Cloudscape, Inc. We have entered into a license agreement with Cloudscape, Inc. of Oakland, California, by which Cloudscape granted us a non-exclusive, non-transferable license to use its JBMS embedded client and workgroup server deployment software to

  (1) develop a limited use version of the software and

  (2) distribute or otherwise deploy to end users the limited use version of the software.

   One year of maintenance and support of the software is included in the license, including updates, upgrades, new versions, and new products within the embedded software product family. The license agreement currently expires on March 31, 2000; however, the agreement automatically renews year to year unless canceled by us in writing not less than 90 days prior to the March 31 anniversary date. Cloudscape may terminate the agreement upon 30 days written notice in the event that we are in breach of the agreement. We have agreed to pay Cloudscape a royalty of 3% of the selling price of those products we sell which include Cloudscape's products and are sold as customer development copies and thus have a restricted limited use license. On those products sold as customer deployment copies, and thus have an unrestricted license, Cloudscape will be paid a royalty of 10% of the selling price. The agreement also entitles Cloudscape to receive a minimum license fee of $5,000 per year in the event that the royalty fees fail to total more than $5,000. Additionally, Cloudscape charges us for technical support on a per call basis with the minimum 10 pack of support calls at $1,000 to be charged against the initial prepayment.

   Informix Software, Inc. We have also entered into a license agreement with Informix Software, Inc. of Menlo Park, California whereby Informix has granted us a non-exclusive, non- transferable license to internally use its products provided under the Informix Solutions Alliance Program. This license is solely for our development and support purposes and the agreement appoints us as an Independent Software Vendor under the Informix Solutions Alliance Program. Pricing for licensing of any products used is pursuant to the pricing established in the Informix Solutions Alliance Program from time to time. The agreement is for a 1 year term but automatically renews unless either party provides written notice of its intention not to renew at least 30 days prior to expiration.

   Oracle Corporation. We have entered into a cooperative marketing agreement with Oracle Corporation of Redwood City, California. The agreement is designed to promote each company's products and, in particular, to demonstrate to customers and potential customers the benefits of using ThinAccess in conjunction with Oracle's Jdeveloper product. Under the agreement each company provides the other with a nontransferable, nonexclusive and royalty free license to use the other's software product for marketing and demonstrations, internal training and product compatibility testing. Moreover, each company agrees to cooperate in joint marketing efforts, including mutual links to the other's web site. The agreement is for a 1 year term but automatically renews unless either party provides written notice of its intention not to renew at least 30 days prior to expiration. Either party may terminate the agreement at any time upon 30 days written notice.

   PointBase, Inc. We have entered into an agreement with PointBase, Inc. of Mountain View, California to license its Mobile Edition Master software for use in an evaluation product which we may develop.

Marketing-General Strategy

   We are targeting key vertical market segments (financial, health, telecommunications and transportation), leading portal companies, and providing infrastructure to B2B e-commerce exchanges. Additionally, we intend to target second tier distribution venues via the systems integrator, VAR and ASP channels. We are marketing our products directly to businesses. We also market our technology to developers directly through internet sales on our web site in the form of a developers' tool kit. We anticipate that our thinner and faster internet solution will have a significant appeal to many software suppliers. Many of the current database software companies have an application too thick to be easily internet ready.

   We anticipate generating sales inquiries through an on-line marketing campaign designed to lead Java software developers to our web site. Using discussion forums, chat groups, and web site advertising banners to be placed on strategic web sites, customers will be able to link directly to our web site and learn more about and download our products.

   We plan to support our on-line advertising with attendance at industry trade shows and selected magazine advertisements.

   We began to establish a marketing staff during the second quarter of 1999 with the employment of three industry-experienced personnel. We now have nine sales and marketing employees and intend to expand our marketing staff by hiring additional employees. In addition to our executive offices in Ottawa, Ontario, Canada, we lease space in Halifax, Canada to accommodate our increased research and development, administrative personnel and wireless operations, including NoTime Wireless Corp.

Marketing and Sales Strategy-ThinAccess

   The target markets for ThinAccess are companies in specific vertical market segments that need to web-enable their products and developers seeking to enable client server applications either for internal use or re-marketing. We believe that a major shift is taking place in the way information and applications are accessed and that such shift will provide

   ThinAccess sales efforts are initially focused on vertical market segments, leading portals, channel intermediaries such as system's integrators, VARs (value-added resellers), and ASPs, and providing infrastucture to B2B e-commerce exchanges. We are attempting to establish long-term agreements with original equipment manufacturing companies (or OEMs) whereby ThinAccess would be bundled or embedded within that vendor's software and shipped as a web enhancement. We intend to assist these vendors to enable their products to remotely access the internet, intranet and extranet with the eventual target of entering into a binding royalty or one-time fee structure with these vendors. Pricing for ThinAccess starts at $5,000 per CPU (Central Processing Unit) with OEM pricing based upon type of sales stream, i.e., either bundled with a version of the database or sold embedded with all versions with subsequent annual maintenance fees.

   We are targeting the wireless business data application market with our ThinSuite product. We are attempting to establish relationships with vendors who require a faster and smaller footprint to allow effective deployment of their application such as palm-held organizers, certain Windows applications, cellular phones and pagers. Despite our efforts, however, we may not be able to meet these expectations or establish agreements or relationships with the OEM or wireless markets.

Marketing and Sales Strategy-WebCrumbs

   Our target markets for WebCrumbs are internet service providers (ISPs), Application Service Providers (ASPs), web marketers, call center application vendors and web houses. We will attempt to market WebCrumbs to ISPs by focusing on the use of WebCrumbs to increase the value of advertising on web sites. By using WebCrumbs, we believe that an ISP will be able to charge a premium for advertising. We anticipate that we will charge a "click charge" to the ISP; that is, each time the ISP uses WebCrumbs, we will receive a fee. We will also try to obtain a "powered by thinWEB" logo on the ISP's web site.

   We anticipate marketing WebCrumbs to call center vendors to improve their customer experience by having the ability to adjust to the caller's needs while online. We anticipate that the fee for embedding WebCrumbs into the software applications will be based on a royalty fee structure.

   Web houses design and deploy web sites for other companies, including the design, functionality enhancements and, often, the hosting. We expect to first introduce the software developers tool kit (discussed below) to web houses to assist them in improving web site features and then building WebCrumbs onto that. We hope to eventually charge a license fee to such web houses for use of WebCrumbs with subsequent annual maintenance fees. Despite our efforts, however, we may not be able to meet these expectations or establish any such agreements or relationships.

Software Developers Tool Kit

   We believe that the key to the success of any software company is its linking the input of customers and prospects with the input from the software developer community. We will make available a software developers tool kit that will enable developers to develop applications using thinWEB products. We sell the software developers tool kit directly, through our web site, to assist in-house information technology departments and developers to work with our technology. Both ThinAccess and WebCrumbs are available to be downloaded directly from our web site for a 30-day no risk trial. After the trial period, the software developers tool kit for ThinAccess and WebCrumbs will be available for purchase at $995 and will include a 5-user license. The software developers tool kit will be only for development use and once an application is to be deployed to more than five users, we anticipate entering into a license agreement.

Marketing-Specific Alliances

   We have joined several alliances with certain major computer companies and computer groups which we anticipate will assist in the promotion and sales of our products.

   Sun Developer Connection. We are a member of the Sun Developer Connection Alliance, a free alliance open to 100% Pure Java certified companies. As a member of the Sun Developer Connection Alliance, we anticipate the promotion of our name and products on the Sun web site, a web site description of our software and a link to our web site from the Javasoft web site, distribution of evaluation copies of our products bundled on Sun Solutions' widely distributed CD's, inclusion in the Sun Solutions Catalogue which is distributed to all Sun Microsystem hardware customers, and possible Sun trade show participation (such as Sun's Java One and Java Business Expo trade shows).

   Microsoft Independent Software Vendors Program. We are a member of the Microsoft Independent Software Vendors Program which is designed for independent software vendors which produce shrink-wrapped or downloadable software that supports or runs on Microsoft products, technologies and platforms. Benefits include opportunities to promote our name and products within and outside of Microsoft to potential customers and developers, regular receipt of current information on the latest technology, product news and product strategy from Microsoft, discounts and special pricing.

   Novell. ThinAccess is listed on the Novell web site as an approved product for use with Novell's operating system.

   Informix Solutions Alliance Program. We are a member of the Informix Solutions Alliance Program which is designed for independent software vendors which support or use Informix products. Benefits include marketing tools in accordance with the marketing opportunities under the Informix Solutions Alliance Program from time to time.

   Oracle Corporation. We have entered into a cooperative marketing agreement with Oracle Corporation of Redwood City, California. The agreement is designed to promote each companies' products and, in particular, to demonstrate to customers, and potential customers, the benefits of using ThinAccess in conjunction with Oracle's developer product. The companies have agreed to cooperate in joint marketing efforts, including mutual links to the other's web site.

users access to powerful computer applications and information through inexpensive and easy to use information access devices, i.e. thin clients.

   PointBase, Inc. We are a member of PointBase's Connection Partner Program and benefits include a link to our web site from PointBase's web site and other marketing opportunities.

   Internet Screenphone Reference Forum. We are a member of the Internet Screenphone Reference Forum (ISRF), which was established in 1997 to help foster the global development of new Java technology-based services to be offered through screenphone terminals and includes many device manufacturers, software vendors, network operators and service providers. The ISRF's working document is intended to establish an open specification intended to standardize screenphone access to the internet, giving consumers an easy-to-use, low cost alternative for getting online and accessing an array of services that operate with any compliant internet screenphone. Software designers who will be developing end-user solutions are invited to provide their feedback.

Marketing-Alliance Strategy

   We are attempting to form alliances with major database manufacturers, operating system manufacturers, internet service providers and other software manufacturers to establish technical, marketing and original equipment manufacturer (or OEM) alliances.

   We anticipate that technical alliances will enhance our current and future products where there is a clear business advantage to incorporate the vendor's product versus building elements of our products. A typical technical alliance would involve our use of a vendor's technology to enhance our products.

   We anticipate that marketing alliances will increase our market presence through cross selling to other vendors' customers, reducing the costs of marketing by combining efforts and shortening the sales cycle. We will attempt to form marketing alliances with firms that have complimentary products. A typical marketing alliance for ThinAccess would be for a database vendor to recommend ThinAccess as a preferred remote access tool to its customers on its web site and in its literature. These alliances should enable us to gain broader coverage in media, trade shows, joint sales calls and promotions.

   We will attempt to establish OEM alliances which would bundle our software applications with the vendor's products. There are different levels of OEM alliances depending on the manufacturer, product maturity and market potential. The most common methods that we anticipate being used for our software applications are bundled and embedded. A bundling OEM alliance would have the technology shipped or sold with selective models or products. An embedded OEM Alliance would have the technology sold every time the vendor's product is sold.

Technical Support

   We anticipate that we will develop a dedicated web site to support and attract software developers. Our research and development team will provide the support for such developers. We will also host online chat sessions to allow developers to network and discuss issues and ideas. We anticipate providing second level support for the OEM alliances, i.e. the manufacturer will be responsible for supporting its customers directly and we will provide support for product issues and bug fixes to the manufacturer. We intend to establish a secure section of our web site to list any known deficiencies in the products and known "work arounds". This is intended to ensure that the OEM manufacturers do not spend time debugging known issues.

The Market

   Our first two products are intended to target the internet e-business access and intelligence software applications markets. Our future prospects are tied directly to the future growth and continued global acceptance of the internet. The internet has grown in less than a decade from a limited research tool to a global network consisting of millions of computers and users. Management believes that the internet is becoming the computing structure of choice for global business. Companies are introducing new web-based applications in mainstream operations such as sales force automation, call center integration, one-to-one marketing, remote training, and customer support.

   Both of our products are "100% Pure Java" certified software solutions, the Sun Microsystems standard of excellence in Java programming. We have developed our applications in Java based on our belief that it is fast becoming the standard for internet programming. We expect to benefit from investments being made in Java technology by enterprises worldwide. We believe that application development budgets for Java endeavors will almost double in the next 24 months, and will continue to grow exponentially as Java microprocessors flourish in internet devices such as TV set-top boxes, smart phones, personal digital assistants, hand-held devices, pagers, and laser printers.

   The primary target market for ThinAccess is companies utilizing internet web applications with any database, any web browser and requiring "thin client" database connectivity. We perceive a major initiative by e-commerce companies to web-enable their business activity and to provide it as another medium for their customers. Database access is crucial to web-enabling business activity as it is the predominant mechanism to store and access information. We also perceive wireless devices and sales force automation as a major target market for ThinAccess. We agree with projections that predict the global thin client market will expand dramatically, potentially aggregating over $1 billion annually. Such predictions have been recently published in various articles including:

     (1) An article in Computer World dated April 28, 1999 by Stacy Collett which stated, "The thin-client market should reach 2.2 million units shipped by 2001, with revenue exceeding $1 billion, according to a new report by Zona Research Inc. in Redwood City, California."

     (2) An article in Computer World dated May 10, 1999 by Stacy Collett stated, "More hardware options and lower prices will join Microsoft's blessing to propel thin-client sales to 2.2 million units by 2001, with revenue of $1 billion, according to separate reports by IDC (International Data Corporation) and Zona."

     (3) An article in Inter@ctive Week on line dated June 14, 1999 by Charles Babcock stated, "Mobile databases are found on client devices, such as laptops and handheld computers. A "boom in thin clients" is anticipated between now and 2001, with 2.25 million internet-accessing devices totaling $1 billion in value expected to be sold, according to Zona Research."

   The primary target market for WebCrumbs is the web site management and analysis market with a secondary target including internet service providers, call center integrations and remote training. WebCrumbs targets companies that desire to upgrade their web sites with the ability to learn about and respond to web site visitors by instantly personalizing that company's web site for that visitor. This personalization provides companies with the increased ability of turning web visitors into clients. We believe that this will assist companies to increase customer response and sales. We anticipate that as a result of the growth of online applications (e.g., e-commerce, extranets, automated customer service) and related businesses, web traffic analyzers will become an even more strategic element with larger budgets for web traffic analysis tools and services. We believe that companies that now analyze or will develop analysis capabilities of web site traffic patterns or web site personalization, need powerful data analysis solutions such as WebCrumbs that will integrate effortlessly with other applications and platforms.

   We believe that companies can increase their web site investment return by better understanding the profiles and preferences of site visitors.

Investor Relations

   We have engaged Brokerwise Communications Inc. to handle our investor relations. Pursuant to our agreement with Brokerwise, Brokerwise is responsible for our general investor relations, including without limitation, developing and maintaining relations with investment dealers, fund managers, shareholders, preparing news releases, etc. As compensation for its services, Brokerwise will be paid $6,500 ($10,000 CDN) per month, plus reimbursement for authorized expenses up to $2,925 ($4,500 CDN) per month. Our agreement with Brokerwise terminates as of July 31, 2000.

Competition

   We face competition from different companies for different aspects of our technology and for our different software applications.

   ThinAccess connects to any database over the web with swift high performance downloads of web database applications. We consider the competitors to ThinAccess to be those products that can provide thin client (under 100K download) distributed access in Java. Software Synergy's JDBC Connect provides a thin access database application product, but it is a Windows specific product supporting ODBC databases. IDS Software's IDS Server is another competitor and is also a Windows/Linux product with support for ODBC and Oracle databases.

   We anticipate that WebCrumbs will face competition from companies in the e-commerce field including Web Trends, Active Concepts, Net.Genesis, Andromedia and Accrue. These companies primarily supply static web analyzer software providing detailed reports on web site activity without the Dynamic Navigation Technology used by WebCrumbs which allows a web page viewed by one visitor to be different than the same web page viewed by another.

   The software industry is highly competitive with frequent entries into all markets and fields by new start-up companies and by established companies with new products. Many of these competitors may have more experience and access to resources, including financial and technological resources, than thinWEB.

Employees

   We currently have 21 full-time employees and two part-time employees. We are not a party to any collective bargaining agreements or labor union contracts, nor have we been subjected to any strikes or employment disruptions in our history.

Property

   Our principal executive offices are located at Suite 111, Phase 1, 6 Antares Drive, Ottawa, Canada. We lease such offices at an annual rent of $39,650 ($61,000 CDN) and our telephone number there is (613) 225-8446. We also lease research and development offices at Suite 1510, 1505 Barrington Street, Halifax, Canada at an annual rent of $27,050 ($41,615 CDN) and our telephone number there is (902) 425-2802. Our web site is located at http://www.thinweb.com.

   We believe that our leased properties are in good condition, are well maintained and are adequate for our current and immediately foreseeable operating needs. We do not have any policies regarding investments in real estate, securities or other forms of property.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                OPERATIONS


Forward-looking statements

   The following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed in any forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this section, as well as under the captions "Business" and "Risk Factors." All forward-looking statements included in this document are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements. The following discussion should be read in conjunction with our consolidated financial statements and notes included elsewhere herein.

Overview

   During the period ending December 31, 1998, our business activity was undertaken through ThinWeb Software Incorporated, which subsequently became our wholly owned subsidiary, with a staff of four software developers located in a small office in Halifax, Nova Scotia. During 1999 we expanded to 20 full-time employees and incurred significant expenses on costs and activities for which there are no direct comparables in 1998. These expenses included increased research and development costs, presentations at industry trade shows, marketing and sales expenses, financing costs, expanded premises in Halifax, Nova Scotia and a new sales and marketing office in Ottawa, Ontario.

   We have developed a core technology and two software applications, ThinAccess, designed for organizations that require rapid access to data over the internet, and WebCrumbs, designed for organizations that require immediate interaction with customers and employees. Through our joint venture subsidiary, NoTime Wireless Corp., we are also engaged in research and development using our core technology to develop a third product called ThinSuite that targets companies wanting to provide wireless access to business applications. Our use of Java enables us to develop applications for mobile and wireless devices and other technologies as they emerge that require platform independence, swift deployment, flexibility, fast operation and low-cost. We have commenced marketing our products on a worldwide basis through our direct sales force, distributors and value-added resellers.

   We believe that the internet as a source of e-business will continue to experience rapid technological and user growth and that Java-based technology will continue to increasingly become the user standard. Our first two applications have been certified by KeyLabs on behalf of Sun Microsystems as "100% Pure Java" which is considered the industry seal of approval and assures customers that these products are of the highest quality, interpretable Java solutions. We anticipate that all our future applications will be certified as "100% Pure Java".

   We have developed a sales and marketing strategy to introduce these products into the market and have assembled an experienced marketing team to lead those activities. As part of our marketing strategy, we anticipate entering into license arrangements and alliance relationships with major database manufacturers, operating system manufacturers, internet services providers and others to establish technical, marketing and original equipment manufacturer alliances. We have a license agreement with Sun Microsystems, Inc. to utilize the Pure Java logo and for Java tagline in its packaging and advertising. We have a license agreement with Cloudscape, Inc. to use Cloudscape's JBMS embedded client and workgroup server deployment software to develop a limited use version of the software and to distribute it to end users. We have a license agreement with Informix Software, Inc. to use Informix's products internally for development and support purposes, further to the Informix Solutions Alliance Program.

Results of Operations

   Revenues. Although the first minor sale of product occurred in 1998, our product launch announcement took place on August 9, 1999. An announcement of the new version of ThinAccess 1.0 for the Java 2 Platform at the Fall Internet World '99 Show in New York City on October 6, 1999 attracted considerable industry awareness of our product and started the revenue generating process. WebCrumbs was released on February 1, 2000 and our joint venture subsidiary is targeted to release ThinSuite for the wireless data base market on June 30, 2000. Our activities to date have focused on strengthening our senior operational and sales management team, developing software applications and marketing strategies for our new products, preparing for a private placement of common equity and assembling a slate of high profile industry leaders from major telecommunications and high tech corporations in North America to join our Board of Directors.

   Revenues have accelerated in the first quarter of 2000 due to increasing market acceptance of our products and the installation of an aggressive and highly experienced sales executive and management team. Nevertheless, our ability to continue operations is dependent upon generating cash flow through revenues from the sale of our products and arranging alternate sources of debt and equity financing as required.

   Research and Development Expenses. Research and development expenses increased from $43,888 in the eight months ended December 31, 1998 to $3,220,657 for the year ended December 31, 1999. The issuance of common shares at nominal value to employees as compensation accounted for $2,987,000 of the $3,176,769 increase in research and development expense. Compensation in the form of shares is a non-cash charge against corporate earnings and reflects the cost of attracting highly skilled and qualified personnel. The balance of increased research and development spending resulted primarily from increased cash salaries and wages.

   Selling, General and Administration. Selling, general and administration expenses increased from $55,896 in the period ended December 31, 1998 to $3,584,069 in 1999, an increase of $3,528,173. The issuance of shares and warrants at nominal value to attract a president and chief executive officer, sales personnel and to pay for legal services accounted for $2,102,000 or 60% of the increase. The remainder of the increase is attributable to developing a sales, marketing and administrative infrastructure in the new Ottawa, Ontario location and professional services to assist us with the private placement registration process and the negotiation of short-term lines of credit.

   We appointed a new president and chief executive officer in February 2000, a vice president of sales in March 2000 and other senior management staff all of whom were provided with a combination of shares and stock options as inducements to join our organization. Accordingly, the 2000 financial statements will reflect further charges of a similar nature as those incurred in 1999.

   Interest. We incurred financing costs of $2,122,528 in 1999 and no costs of a similar nature in the preceding period. We financed operations during 1998 by means of shareholder loans and with services contributed freely by founding shareholders and employees. In July 1999 we entered into a loan agreement with E-Capital Management Inc. who was acting on behalf of a group of offshore corporate investors who provided us with a two-tier credit facility for an aggregate amount of $898,600 (CDN $1,335,000). The A tranch provided for a borrowing of $252,400 (CDN $375,000) without interest and the B tranch provided for a borrowing of $646,200 (CDN $960,000) at 12% interest per annum. We borrowed $252,400 under the A facility and $243,437 (CDN$361,665) under the B facility and repaid both facilities in full in the fourth quarter of 1999 from proceeds received from the sale of an interest in our joint venture company, discussed below.

   Under the E-Capital loan agreement, the lenders are entitled to receive, for no additional consideration, common stock purchase warrants equal in number to the amount of the B facility drawn down divided by the price of our shares of common stock issued pursuant to a significant financing event. The warrants will be exercisable at the foregoing price for an exercise period of one year from the date of closing of such transaction. Assuming a significant financing event at $5, we would be obliged to issue 48,687 warrants. The cost of the warrants will be recognized when the financing event occurs.

   In conjunction with the foregoing commitment to provide financing, we issued 4,000,000 common shares to the lenders of the A and B credit facility for nominal consideration. For accounting purposes, these shares have been treated as a financing cost and have been attributed a value of $2,087,000, representing 98% of the total financing costs incurred in 1999.

Liquidity and Capital Resources

   We had negative working capital of $734,592 as at December 31, 1999 as compared with $97,648 at the end of 1998. The proposed private placement discussed below, if completed as contemplated, will strengthen working capital in 2000 by a minimum of $5,000,000, less the retirement of the Gateway Research Management Group Ltd. loan which stood at $1,000,000 at December 31, 1999 and approximately $1,500,000 at March 31, 2000.

   We experienced overall positive cash flow of $396,103 in 1999 due primarily to financing activities that contributed $1,472,647 of which $1,000,000 was received from proceeds of the Gateway loan facility and $578,013 from the private placement of common equity. Investing activities contributed a further $585,818 of which $673,073 was realized from the sale of a 50% interest in our joint venture subsidiary, net of the acquisition of shares and warrants of the purchaser discussed below. An operating cash loss of $1,665,020, net of the change in non-cash working capital balances related to operations, negatively impacted on cash flow.

Lines of Credit

   Lines Overseas Management Limited, a registered broker-dealer based in Hamilton, Bermuda, has provided us with an interim credit facility of $2,000,000 through its affiliate, Gateway. The credit facility bears interest at the rate of 12% per annum and is secured by a lien on all of our assets. We have borrowed $1,500,000 under this facility as of March 31, 2000 and the loan must be repaid out of the proceeds of the private placement. At the option of Lines, the outstanding balance of the Gateway loan can be retired by purchasing units in the private placement.

Private Placements

   Since inception, ThinWeb Software Incorporated has received an aggregate of $578,014 from the private placement of its shares. On January 31, 2000 we entered into a private placement agreement with Lines pursuant to which Lines has agreed to act as our placement agent on a best efforts basis in connection with an offshore private placement of common stock and warrants with certain non-US institutions and high net worth individuals pursuant to Regulation S of the Securities Act. We anticipate that the proceeds from the offering will be received within approximately two weeks of this registration statement becoming effective.

   The offering will consist of a minimum of 1,000,000 units at a price of $5 per unit, with each unit consisting of one share of common stock and one warrant to purchase an additional share for a two year period at $7. If successful, the minimum proceeds to us from this offering will be $5,000,000 before repaying the outstanding Gateway loan discussed above. Lines will receive a commission of five percent of the total proceeds of the offering with the right to receive the commission in units instead of cash. We have agreed to use our best efforts to file a registration statement with the SEC with respect to the common shares placed in this offering within 60 days of completion of the offering.

Sale of Interest in Joint Venture Company

   On September 10, 1999, we entered into a Memorandum of Agreement with Innovium Capital Corporation to establish a joint-venture corporation, NoTime Wireless Corp. to be owned equally by the two parties. Notes 6 and 7 to the financial statements for the year ended December 31, 1999 outline the nature of the ownership, financing and royalty obligations of the joint venture company. On December 16, 1999, we sold a 50% interest in NoTime to Innovium for a cash consideration of $841,341 ($1,250,000 CDN). On the same day we purchased 500,000 units of the capital stock of Innovium (each unit consisting of one freely tradable common share and one share purchase warrant exercisable for two years from the date of the subscription agreement at an exercise price of $0.35 ($0.50 CDN) each) for cash consideration of $168,268 ($250,000 CDN) and 100,000 of our share purchase warrants. The Innovium warrants are carried on the balance sheet at their historical cost of $162,832 and the shares at their estimated fair market value of $266,766 at December 31, 1999.

   NoTime is obligated to pay us a royalty of 5% of net revenues realized on the sale of its licensed software products after it has reimbursed all advances from its shareholders. NoTime had no revenues during its initial operating period in the fiscal period ended December 31, 1999.

Other

   We have approximately $1,400,000 in losses for income tax purposes available to reduce future taxable income which begin to expire in 2005. We have no commitments for capital expenditures of a material nature in the near future.

   The financial statements appearing elsewhere in this report have been prepared on the assumption that we will continue as a going concern. We believe that the proceeds from the proposed private placement, borrowings from Lines, anticipated revenues from operations, the proceeds from the sale of a 50% interest in NoTime and funds from earlier stock subscriptions will be sufficient to cover our currently anticipated expenses, including salaries, rent and professional fees and allow us to continue our research, developmental and marketing operations for the next 12 months. Beyond that date, our ability to continue operations is dependent upon generating cash flow from operations through the sale of our software applications or raising additional equity or debt or any combination of the foregoing.

   If funding from the foregoing sources is insufficient to fund our proposed operations, we may be required to delay, scale back or eliminate parts of our development plan. We have not established a limit as to the amount of debt we may incur nor have we adopted a ratio of our equity to a debt allowance. We cannot guarantee that financing will be available to us from any source, or that financing will be available on terms acceptable to us, or that any future offering of securities will be successful. We have no additional agreements or understandings with respect to any future financing or loan agreements.

Recent Accounting Pronouncements

   In 1998, SFAS No. 133--Accounting for Derivative Instruments and Hedging Activities was issued and is effective for fiscal years commencing after June 15, 2000. We will comply with the requirements of SFAS No. 133 in fiscal year 2000 and do not expect the adoption of SFAS No. 133 to be material to our results of operations.

   In 1998, the American Institute of Certified Public Accountants (or AICPA) issued Statement of Position (or SOP) No. 98-5--Reporting on the Costs of Start-up Activities. SOP 98-5 is effective in fiscal years beginning after December 15, 1998 with earlier adoption permitted. SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. We have complied with the requirements of SOP 98-5.

   In 1998, the AICPA issued SOP 98-1--Accounting for the Costs of Computer Software Purchased for Internal Use, which provides guidance regarding costs associated with the implementation of computer software for internal use. We have adopted SOP 98-1 during the fiscal year and the adoption did not have a material impact.

                                   MANAGEMENT

 Officers and Directors

   Our officers and directors are as follows:

            Name             Age                      Title
            ----             ---                      -----
James S. Anthony............  52 Chairman of the Board
James Cappadocia............  40 President, Chief Executive Officer and Director
C. James Enman..............  46 Vice President and Secretary
Bryan C. MacLean............  31 Vice President and Director
Cory Reid...................  29 Vice President
George R. Fraser............  61 Chief Financial Officer and Director
Alan J. Guneyler............  42 Vice President
James S. Gillen.............  53 Chief Technology Officer
J. Gregory Wilson...........  36 Director
Donald Woodley..............  54 Director
George A. Pacinelli.........  42 Director

   All of our directors hold office until the next annual meeting of shareholders or until their successors are elected and qualified. At present, our bylaws provide for not less than one nor more than nine directors. Currently, we have seven directors. Our bylaws permit the board of directors to fill any vacancy and such director may serve until the next annual meeting of shareholders or until his successor is elected and qualified. Officers serve at the discretion of the board of directors.

   Our directors do not receive any salary or fee for acting as directors. However, directors are entitled to participate in our stock option plan and may be issued options. We pay all expenses incurred by the directors relating to attending board of director meetings.

   The principal occupation and business experience for each of our officers and directors for at least the last five years are as follows:

     James S. Anthony has served as our chairman of the board since March 1999. Since June 1974, Mr. Anthony has been the president of J. S. Anthony & Co. Ltd., Toronto, Canada, which provides consulting services to corporations, including thinWEB, including strategic planning, finance and corporate organization. Mr. Anthony is the founder of The Foundation for the Study of Objective Art, a charitable foundation which operates an art gallery in Toronto and funds art education programs for the public.
  Mr. Anthony also serves on the board of directors of Seabridge Resources Limited, Toronto, Canada, a precious metals company listed on the Canadian Venture Exchange.

     Mr. Anthony formerly served on the board of directors of Innovium Capital Corp., Toronto, Canada, a technology investment company listed on the Montreal Exchange and with whom thinWEB has entered into a joint venture; Denbridge Capital Corporation, Toronto, Canada, a digital radar imaging company listed on the Toronto Stock Exchange; Borneo Gold Corporation, Toronto, Canada, a gold exploration company listed on the Venture Exchange; and Independence Resources Ltd., Toronto, Canada, a gold exploration company listed on the Venture Exchange. From 1986 to 1993, Mr. Anthony served as a director and strategist for Softkey Software, Inc., a public company traded on the Toronto Stock Exchange, which subsequently through mergers became The Learning Company and was acquired in 1999 by Mattel.

     Mr. Anthony received his Bachelor of Arts degree from the University of Manitoba in 1968 and attended Carleton University from 1968 to 1970.

     James Cappadocia was appointed our president, chief executive officer and a director on February 3, 2000. From 1997 to 2000, through a consulting company which he founded to provide executive level services to various companies, Mr. Cappadocia functioned as president (1998--2000) of PC Outlet Inc., a Toronto, Ontario distributor of end of life new and used Compaq products for which it is Compaq Canada's primary channel partner, and as executive vice president sales and marketing (1997--1998) of Sidus Canada Inc., a Toronto, Ontario systems integrator and computer manufacturer. In 1997, Mr. Cappadocia was general manager, strategic accounts for Cantel AT&T of Toronto, Ontario, the second largest wireless communications company in Canada. From 1995 to 1997, he held the position of director, sales operations for Shaw MobileComm in Toronto, Ontario, the third largest wireless communications company in Canada.

     Mr. Cappadocia was director, sales and operations (commercial) for Savin Canada Inc., Canada's exclusive Ricoh distributor of digital and multifunctional copiers and facsimile products from 1992 to 1995. He previously held executive management positions from 1990 to 1992 with NEC Canada Inc. a computer manufacturer, and from 1983 to 1990 with SHL Inc., a technology systems integrator.

     Mr. Cappadocia received his Bachelor of Business Administration degree from Lakehead University in 1982.

     C. James Enman, Esq. has served as our vice president and secretary since March 1999. He also serves as secretary of NoTime Wireless Corp., our wireless joint venture with Innovium Capital Corp. From 1990 until 1999, Mr. Enman was a member of the law partnership of Goldberg Thompson, Halifax, Nova Scotia, where he practiced in the areas of corporate and commercial law, including securities, financing and intellectual property.

     Mr. Enman received his Bachelor of Arts degree from Acadia University in 1977 and his LL.B. degree from Dalhousie University in 1980. Mr. Enman is a member of the Nova Scotia Barristers Society, Canadian Tax Foundation, and is a Canadian Trademark Agent. Mr. Enman serves as general counsel to the Company.

     Bryan C. MacLean has served as our vice president and a director since our inception in April 1998. Mr. MacLean is the co-founder of ThinWeb Software Incorporated and co-developer of our Java software e-commerce applications. From 1996 to 1998, Mr. MacLean was a software engineer for Sanga International Research, Boston, Massachusetts specializing in Java software solutions. From 1994 to 1996, Mr. MacLean was a software engineer for Northern Telecom, Ottawa, Canada specializing in asynchronous transfer software switch development. During 1996, Mr. MacLean was employed by Bell Canada, Ottawa, Canada as a software engineer where he served as one of the lead developers of that company's project to process telephone bills over the web using electronic data interchange.

     Mr. MacLean obtained his Bachelor Commerce degree from St. Francis Xavier University in 1990 and his Bachelor of Computer Science degree from DalTech University of Nova Scotia in 1994.

     Cory Reid has served as our vice president since our inception in April 1998. He also serves as the president and a director of NoTime Wireless Corp., our wireless joint venture with Innovium Capital Corp. Mr. Reid is the co-founder of ThinWeb Software Incorporated and co-developer of our Java software e-commerce applications. From 1996 to 1998, Mr. Reid was a senior designer for Java internet software at Sanga International Research, Boston, Massachusetts and Halifax, Nova Scotia. From 1995 to 1996, Mr. Reid was a senior software designer at AT&T, Herndon, Virginia specializing in telecommunications.

     Mr. Reid received his Bachelor of Computer Science degree from DalTech University of Nova Scotia in 1993.

     George R. Fraser, C.A. has served as our chief financial officer and a director since August 16, 1999. Since 1997, Mr. Fraser has served as vice president of Fraser Financial Consultants, an Oakville, Ontario based private company providing specialized financial services to public corporations on mergers and acquisitions and international treasury financing. From 1995 to 1997, Mr. Fraser was president of TRC Sports Medical Products Inc., a private company located in Toronto, Ontario engaged in the distribution of strength and cardiovascular equipment (StairMaster, Quinton and Cybex) and related health products across Canada.

     From 1988 to 1993, he was chief financial officer and corporate secretary of Crowntek Business Centres Inc. in Toronto, which was the largest privately owned Canadian distributor of IBM and Compaq computer equipment and related software with annual sales exceeding CDN $350 million ($227 million US) and 600 employees. Prior to that, from 1984 to 1987 Mr. Fraser was treasurer of Bow Valley Resource Services Ltd. in Calgary, Alberta a major public company engaged in land and offshore drilling, heavy truck manufacturing and waste management operations. From 1974 to 1984 he was employed in several positions, the last of which was as assistant treasurer, at Cominco Inc., the Vancouver, British Columbia based multinational producer of zinc, lead, copper, precious metals and chemicals.

     Mr. Fraser began his professional career with Price Waterhouse, where he obtained his Chartered Accountant designation in Manitoba in 1962 and was employed as a Manager of Taxation Services when he left in 1974.

     Alan J. Guneyler was appointed as our vice-president of sales and business development on April 3, 2000. From June 1993 until joining us, Mr. Guneyler held increasingly senior sales management positions with Ricoh Canada Inc., a leading Toronto based provider of digital solutions, most recently as vice-president of sales and marketing where he was responsible for a $150 million revenue budget, directed the transition of its sales force from analog hardware representatives to digital solution providers, and developed strategy for building its business in document and facilities management, document management software and re-engineering processes. Prior to that, as Ricoh's vice-president of sales for central Canada, he was responsible for 45% of its revenues and achieved an average profit increase of 100% per year. Between 1978 to 1993 he worked for 3M Lanier Canada Inc. in Toronto in several sales and sales management positions. Mr. Guneyler received his Bachelor of Arts in Applied Science from the University of Western Ontario in 1978.

     James S. Gillen was appointed as our chief technology officer effective April 13, 2000. From March 1999 until joining us he was manager of technical architecture and senior consultant, office of the chief information officer, for Bell Mobility Cellular Inc., a leading wireless solutions company in Toronto where his broad responsibilities included developing architectural roadmaps and reference models for internet enabling dealer, consumer, business and supply chain relationships, evaluating customer relationship management solutions, deploying application servers, and leading BCE Inc. initiatives in eSecurity and loyalty card programs.

     Between 1997 and 1999 he was vice-president of product management and business development at Minacom International in Montreal, a startup TMN service assurance software company in the global OSS marketplace. Between 1996 and 1997 he worked as a managing consultant for Bell Sygma in Toronto where he analyzed financial and functional benefits of new Bell enterprise information technology architecture and developed new intellectual property in workflow and process optimization models. From 1993 to 1997 he was chief technical architect for Rydex Industries Corporation in Vancouver where he directed development and product marketing of WAN data network solutions for satellite, wireless and wireline applications and was responsible for major projects in the Pacific Rim and Europe. Previous experience includes networking and systems consulting in Asia, Europe and the United States.

     Mr. Gillen received a Liberal Arts Honors B.A. from Bowdoin College in 1968 and completed a two year internship in applied statistics and computing. He also received additional undergraduate and postgraduate training at UCLA with internships in the Graduate School of Business Administration and the Division of Biomedical Statistics.

     J. Gregory Wilson has served as a director since November 1999. Mr. Wilson is the president of E-Capital Investment Inc. which he founded in 1998. E-Capital is a venture capital firm that provides funding, incubator services and strategic consulting for emerging-growth companies. From 1994 until 1998, Mr. Wilson worked as an investment advisor in Ottawa, Canada with two of Canada's largest brokerage firms, ScotiaMcLeod and Midland Walwyn (now Merrill Lynch Canada), where his client base consisted of high net worth individuals, financial institutions, and corporations.

     From 1992 until 1994, Mr. Wilson was a business development consultant for Programmed Communications, a Canadian corporate communications company, specializing in IPO's and annual shareholder meetings. From 1988 to 1992, Mr. Wilson obtained the Ottawa franchise rights to Nutri/Systems, a weight loss company, and built up 11 locations and annual revenues in excess of $13 million before selling the business in 1992.

     Mr. Wilson received his degree in economics and finance from Queens University in Kingston, Ontario in 1985. Mr. Wilson has completed the Canadian Investment Management (CIM) Program administered by the Canadian Securities Institute and has been awarded the Fellowship of the Canadian Securities Institute (FCSI) designation.

     Donald Woodley has served as a director since March 2000. Since October 1999, he has served as president of The Fifth Line Enterprise, a consulting firm engaged in providing strategic advisory services to the Canadian information technology industry. From February 1997 to October 1999, Mr. Woodley served as president and general manager of Oracle Corporation Canada, Inc. where he was responsible for profit and loss and operations of Oracle Corporation's Canadian subsidiary which had 1998 annual revenues of approximately $360 million and over 1,000 employees. From September 1987 to January 1997, he served as president and general manager of Compaq Canada, Inc. where he was responsible for profit and loss and operations of Compaq 's Canadian subsidiary which had 1996 annual revenues of approximately $760 million and over 300 employees.

     Mr. Woodley received an MBA in 1970 from the University of Western Ontario and a degree in Business Communications in 1967 from the University of Saskatchewan. He currently serves on the board of directors of the following companies and associations in addition to thinWEB: BCT.Telus Corporation Inc., Star Data Systems Inc., Delano Technology Corporation, Intellitactics Inc., GemhouseOnline.com Inc., ITAC--The Information Technology Association of Canada (member of board of governors) and The Stratford Festival of Canada (vice chair of board of governors).

     George A. Pacinelli has served as a director since March 2000. Since 1998, he has served as president of Experience Total Communications Inc. where he was responsible for negotiating and contracting for over $3 million in voice, data and wireless communications products and services in 1998. Experience Total Communications also provides consulting services to clients in all areas of communications, including local/long distance, voice/data networking, cellular/wireless, internet access, structured cable systems and computer telephony platforms. From 1996 to 1998, Mr. Pacinelli served as a vice president of sales at Claricom where he was responsible for over $30 million in sales of telecommunications products and services in the southeast United States. While at Claricom, he managed 13 district sales managers with over 100 sales representatives and was involved in numerous sales training, marketing and database management programs and advertising campaigns. From 1994 to 1996, Mr. Pacinelli was a regional sales manager for Executone Business Solutions, Inc. where he was responsible for the Florida sales organization with offices in South Florida, Tampa, Fort Myers and Jacksonville.

     Mr. Pacinelli received a BS in Business Administration from the University of Florida, Gainesville in 1980.

Family Relationships

   There are no family relationships among our directors, executive officers or other persons nominated or chosen to become officers or executive officers.

Involvement in Certain Legal Proceedings

   We are not aware of any material legal proceedings that have occurred within the past five years concerning any director, director nominee, promoter or control person which involved a criminal conviction, a pending criminal proceeding, a pending or concluded administrative or civil proceeding limiting one's participation in the securities or banking industries, or a finding of securities or commodities law violations.

Executive Compensation

   The following table sets forth the total compensation that we have paid or accrued on behalf of our chief executive officer and president during 1998 and 1999, our only two completed fiscal years to date. None of our officers received a salary and bonus in excess of $100,000 for services rendered during such fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                             Long-Term Compensation
                                                          -----------------------------
                                                               Awards        Payouts
                                                          ---------------- ------------
                               Annual Compensation
                         --------------------------------    Restricted
   Name and Principal                                          Stock        All Other
      Position(s)        Year Salary($) Bonus($) Other($) Awards(# shares) Compensation
   ------------------    ---- --------- -------- -------- ---------------- ------------
James Anthony........... 1999        0      0        0         250,000           0
 Chairman of the Board   1998        0      0        0               0           0
Gary Hannah............. 1999  $92,750      0        0       1,181,344           0
 Former President and    1998        0      0        0               0           0
 Chief Executive Officer
Bryan MacLean........... 1999  $55,250      0        0       3,090,000           0
 Former President        1998  $51,986      0        0               0           0

--------
In the preceding table:

(1) Gary Hannah's employment as our president, chief executive officer and a director, ended effective February 3, 2000. At such time, James Cappadocia became our new president, chief executive officer and a director. In 1999, Mr. Hannah was issued 1,181,344 shares of common stock for nominal consideration in connection with his initial employment by thinWEB. These shares have no dollar value assigned to them since there is no public trading market for our common stock. The figure in the table represents Mr. Hannah's aggregate restricted stock holdings at the end of 1999. These shares may be redeemed pursuant to certain repurchase rights held by us or we may redeem all or a portion of such shares as part of the severance package we are presently negotiating with Mr. Hannah.

(2) James Anthony is the founder, director and president of The Foundation for the Study of Objective Art, a charitable trust, and may be deemed to be the beneficial owner of the 250,000 shares owned by it, 200,000 of which are registered for sale in this prospectus. All of Mr. Anthony's shares were issued in 1999 in connection with the corporate reorganization transactions that led to thinWEB's creation. These shares have no dollar value assigned to them since there is no public trading market for our common stock. The figure in the table represents Mr. Anthony's aggregate restricted stock holdings at the end of 1999.

(3) Bryan MacLean is the trustee and beneficiary of the B. MacLean Family Trust and is deemed to be the beneficial owner of the 3,090,000 shares owned by it, 200,000 of which are registered for sale in this prospectus. All of Mr. MacLean's shares were issued in 1999 in connection with the corporate reorganization transactions that led to thinWEB's creation. These shares have no dollar value assigned to them since there is no public trading market for our common stock. The figure in the table represents
    Mr. MacLean's aggregate restricted stock holdings at the end of 1999.

Stock Option Plan

   We have adopted a stock option plan for key employees, officers and directors. The plan allows for the issuance of options at the discretion of the board of directors to such employees, officers and directors and in such amounts as the directors choose. The total amount of the options issued, if converted, may not exceed 17% of our total issued and outstanding shares. Options issued under the plan expire five years after the date of issuance.

   No stock options were issued or exercised during 1999 to or by any of our named executive officers.

Employment Agreements

   We have entered into an employment agreement with James Cappadocia to serve as president and chief executive officer at an annual salary of $130,000 ($200,000 CDN) and a monthly automobile allowance of $500 ($750 CDN). Pursuant to the agreement, we issued Mr. Cappadocia 315,000 shares of common stock for nominal consideration upon his employment with us and have agreed to issue him an additional 635,000 shares (amounting to 950,000 shares in the aggregate) in equal quarterly amounts of 79,375 shares over a two year period. The agreement provides a right to participate in the employee stock option plan, contains comprehensive confidentiality and non-competition provisions and provides one year's notice of termination.

   We have entered into an employment agreement with Bryan MacLean to serve as vice president of technology at an annual salary of $78,000 ($120,000 CDN). The agreement provides a right to participate in the employee stock option plan, contains comprehensive confidentiality and non-competition provisions and provides one year's notice of termination.

   We have entered into an employment agreement with Cory Reid to serve as vice president of product development at an annual salary of $78,000 ($120,000 CDN). The agreement provides a right to participate in the employee stock option plan, contains comprehensive confidentiality and non-competition provisions and provides one year's notice of termination.

   We have entered into an employment agreement with James Enman to serve as vice president of corporate affairs and general counsel at an annual salary of $65,000 ($100,000 CDN). The agreement provides a right to participate in the employee stock option plan, contains comprehensive confidentiality and non-competition provisions and provides one year's notice of termination.

   We have entered into an employment agreement with Alan Guneyler to serve as vice president sales and business development at an annual salary of $100,000 ($150,000 CDN) and a monthly automobile allowance of $500 ($750 CDN). Pursuant to the agreement, we issued Mr. Guneyler 133,333 shares of common stock for nominal consideration upon his employment with us and have agreed to issue him an additional 266,667 shares (amounting to 400,000 shares in the aggregate) in two equal annual installments commencing in March 2001. The agreement provides a right to participate in the employee stock option plan, contains comprehensive confidentiality and non-competition provisions and provides one year's notice of termination.

   We have entered into an employment agreement with James Gillen to serve as chief technology officer at an annual salary of $80,000 ($120,000 CDN). Pursuant to the agreement, we issued Mr. Guneyler 33,333 shares of common stock for nominal consideration and have agreed to issue him an additional 66,667shares (amounting to 400,000 shares in the aggregate) in two equal annual installments commencing in April 2001. The agreement provides a right to participate in the employee stock option plan, contains comprehensive confidentiality and non-competition provisions and provides three months notice of termination.

Limitation of Liability and Indemnification of Officers, Directors, Employees and Agents

   Overview. Under our charter and Delaware law, our directors are not liable for monetary damages for breach of fiduciary duties except in special situations as described below. In addition, under our charter and Delaware law, we are required to indemnify our directors and officers against all losses to the fullest extent permitted by Delaware law under a variety of situations as described below. Finally, under our charter and Delaware law, we are entitled to obtain insurance on behalf of our directors, officers agents and employees to protect them against liabilities they may occur in their official capacities even in situations where we may not have the power to indemnify these individuals, and we have obtained such insurance, as described below.

   Limitations on Liability of Directors. Under Delaware law, a corporation may adopt a charter provision eliminating or limiting the personal liability of its directors to the corporation or its stockholders for breach of fiduciary duties except for:

  .any breach of the director's duty of loyalty to the corporation or its stockholders;

  . any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . any payment of a dividend or approval of a stock purchase that is illegal under Section 174 of the Delaware General Corporation Law; or

  . any transaction from which the director derived an improper personal benefit.

   We have adopted a charter provision eliminating the personal liability of our directors to the fullest extent permitted under Delaware law except under the four provisions noted above.

   Indemnification of Officers and Directors. Under Delaware law, a corporation may indemnify its present and former directors, officers, agents and employees for any claim in connection with a variety of court or administrative proceedings against such persons in their official capacities if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

   We have adopted a charter provision that requires us to indemnify all of our present and former directors, officers, agents and employees to the fullest extent permitted by Delaware law. In connection with our indemnification obligations to such persons, we may make advances to cover a person's expenses provided that we receive an undertaking from such person to repay the advances unless the person is ultimately determined to be entitled to indemnification.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of thinWEB pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission indemnification for such liabilities is against public policy as expressed in the Securities Act and is therefore unenforceable.

   Insurance. We have obtained director and officer liability insurance in the amount of $2,000,000 ($3,000,000) CDN which insures such persons against liabilities they may incur while acting in their official capacities.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information as of the date of this prospectus regarding the beneficial ownership of our common stock by

      (1) each of our executive officers and directors, individually and as a group; and

      (2) each person who beneficially owns in excess of five percent of our common stock after giving effect to the exercise of warrants or options held by the named security holder.

   The information given in this table

      (1) is based on 17,548,010 shares of our common stock outstanding as of the date of this prospectus,

      (2) assumes that there has been no conversion of convertible preferred stock or convertible loans or exercise of warrants by other security holders, and

      (3) includes rights to acquire common stock through exercise of exchangeable Class A shares of our subsidiary, Thinweb.com Inc.

                                                   Amount of      Percent of
                                                  Common Stock   Common Stock
                                                  Beneficially   Beneficially
                                                 Owned or Right Owned or Right
                      Name                       to Direct Vote to Direct Vote
                      ----                       -------------- --------------
James S. Anthony,...............................     250,000         1.4%
  Chairman of the Board
  158 Amelia Street
  Toronto, Canada M4X 1E7
James Cappadocia,...............................     315,000         1.8%
  President, Chief Executive Officer, Director
  33 Theobald's Circle
  Richmond Hill, Ontario, Canada L4C 9C7
C. James Enman,.................................   3,090,000        17.6%
  Vice President, Secretary
  1883 Seldon Street
  Halifax, Nova Scotia, Canada B3H 3X3
Bryan MacLean,..................................   3,090,000        17.6%
  Vice President, Director
  5444 Victoria Road, #8
  Halifax, Nova Scotia, Canada B3H 1M5
Cory Reid,......................................   3,090,000        17.6%
  Vice President
  1360 Lower Water Street, Suite 207
  Halifax, Nova Scotia, Canada B3S 3N2
Gary Hannah.....................................   1,181,344         6.7%
  1250 Squire Drive
  Manotick, Ontario, Canada K4M 1B8
All directors and executive officers as
a group (first 5 persons).......................   9,835,000        56.0%

--------
In the preceding table:

(1) James Anthony is the founder, director and president of The Foundation for the Study of Objective Art, a charitable trust, and may be deemed to be the beneficial owner of the 250,000 shares owned by it, 200,000 of which are registered for sale in this prospectus.
(2) Of the 315,000 shares beneficially owned by James Cappadocia, 200,000 are registered for sale in this prospectus.

(3) James Enman is the trustee and beneficiary of the Enman Family Investment Trust and is deemed to be the beneficial owner of the 3,090,000 shares held by it, 200,000 of which are registered for sale in this prospectus.

(4) Bryan MacLean is the trustee and beneficiary of the B. MacLean Family Trust and is deemed to be the beneficial owner of the 3,090,000 shares held by it, 200,000 of which are registered for sale in this prospectus.
(5) Cory Reid is the trustee and beneficiary of the C. Reid Family Trust and is deemed to be the beneficial owner of the 3,090,000 shares held by it, 200,000 of which are registered for sale in this prospectus.
(6) With respect to the shares owned by Gary Hannah, our former president and chief executive officer, these shares may be redeemed pursuant to certain repurchase rights held by us or we may redeem all or a portion of such shares as part of the severance package we are presently negotiating with Mr. Hannah. Any such redemption will affect the total number of outstanding shares for purposes of the percentages calculated in the table.

   Because our executive officers and directors, together with entities affiliated with them, beneficially own approximately 56% of the outstanding common stock, they are able to exercise a controlling influence over the election of directors and other matters requiring stockholder approval, including change of control transactions. The effect of such management control could be to delay or prevent any change of management control of thinWEB.

Ownership of Preferred Stock

   We issued 1,500,000 shares of non-voting convertible preferred stock to E-Capital Management, Inc. at a price of $.0001 per share. E-Capital has since assigned the shares to 583317 British Columbia Ltd. J. Gregory Wilson, one of our directors, may be deemed to be the beneficial owner of these shares which represent 100% of our issued and outstanding preferred stock. These shares are convertible into common shares and are redeemable by us upon the happening of certain events.

                            SELLING SECURITY HOLDERS

   In this prospectus, we are registering for offer and sale 6,337,500 shares of our common stock. The selling security holders may offer their shares for sale on a continuous basis pursuant to Rule 415 under the 1933 Act. All of the shares registered in this prospectus will become tradeable on the effective date of this prospectus. Of the 6,337,500 shares that may be offered under this prospectus, 4,890,000 shares are shares currently held by 12 of the selling security holders listed below, and 1,447,500 shares are shares issuable upon conversion of the Class A shares of our subsidiary, ThinWeb.com, Inc., currently held by 31 of the selling security holders listed below.

   We intend to apply to have our common stock quoted on the OTC Bulletin Board market maintained by Nasdaq under the symbol TNWB. Despite our efforts, however, we may not have our shares accepted for quotation on the OTC Bulletin Board.

   Based on information provided to us by the selling security holders, the following table sets forth certain ownership and registration information regarding the shares held by each person who is a selling security holder.

   In this table, the * denotes less than 1% share ownership. Also, the information given in this table

     (1) is based on 17,548,010 shares of our common stock as of the date of this prospectus,

     (2) assumes sale of all the shares offered by the selling security holders,

     (3) assumes that there has been no conversion of convertible preferred stock or convertible loans or exercise of warrants, and

     (4) includes rights to acquire common stock through exercise of exchangeable Class A shares of our subsidiary, Thinweb.com Inc.

                                         Number of
                                         Shares of                Amount and
                                        Common Stock              Percent of
                                        Beneficially Registered  Stock Owned
 Name and Address of Beneficial Owner      Owned      for Sale  After Offering
 ------------------------------------   ------------ ---------- --------------
 James Cappadocia.....................     315,000    200,000          115,000(*)
   33 Theobald's Circle
   Richmond Hill, Ontario, Canada L4C
    9C7
 C. James Enman.......................   3,090,000    200,000   2,890,000(16.5%)
   1883 Seldon Street
   Halifax, Nova Scotia, Canada B3H
    3X3
 Bryan MacLean........................   3,090,000    200,000   2,890,000(16.5%)
   5444 Victoria Road, #8
   Halifax, Nova Scotia, Canada B3H
    1M5
 Cory Reid............................   3,090,000    200,000   2,890,000(16.5%)
   1360 Lower Water Street, Suite 207
   Halifax, Nova Scotia, Canada B3S
    3N2
 T. MacLean Family Trust..............     300,000    100,000      200,000(1.1%)
   1338 Molli Street
   Halifax, Nova Scotia Canada B3J 1T9

                                                                  Amount and
                                   Number of Shares               Percent of
 Name and Address of Beneficial    of Common Stock   Registered  Stock Owned
              Owner               Beneficially Owned  for Sale  After Offering
 ------------------------------   ------------------ ---------- --------------
 J. Smyth Family Trust..........       300,000        100,000    200,000(1.1%)
   1991 Brunswick Street,
    Apartment 620
   Halifax, Nova Scotia Canada
    B3J 3N2
 Amery Associates Inc...........       473,000        473,000              0
   Apartada Postal 1802-1002
   Passeo de los Estudiantes
   San Jose, Costa Rica
 Anjula Ltd.....................         5,000          2,500          2,500(*)
   Bahamas Financial Centre
   Shirley & Charlotte Street
   3rd Floor, PO Box CB13135
   Nassau, Bahamas
 Arrendadora Solarsa S.A........       500,000        500,000              0
   600 mts. Sur oeste de la
    Antigua Fabrica
   Paco, San Rafael
   San Jose, Costa Rica
 Stephanie Bigelow..............        80,000         40,000         40,000(*)
   10 Crichton Park Road
   Dartmouth, Nova Scotia Canada
 Patrick Birmingham.............        10,000          5,000          5,000(*)
   322 Millwood Drive
   Sackville, Nova Scotia Canada
 Butternut Capital Limited......       613,000        613,000              0
   Apartada Postal 7-3330-1000
   San Jose, Costa Rica
 Cannon Equity Limited..........       498,000        448,000         50,000(*)
   Avenida 7, Calle 3 Bix
   Edifico Teresa 3 Piso
   San Jose, Costa Rica
 Dale Chaisson Auto Sales,
  Inc...........................        20,000         10,000         10,000(*)
   218 Micmac Boulevard
   Dartmouth, Nova Scotia Canada
 Corporate Solutions Limited....       602,000        602,000              0
   Apartada Postal 1555-1000
   San Jose, Costa Rica
 Everest Private Trust..........        14,000          7,000          7,000(*)
   PO Box HM2706
   4th Floor, Jardine House
   33 Reid Street
   Hamilton HM 12 Bermuda
 The Foundation for the Study of
  Objective Art.................       250,000        200,000         50,000(*)
   80 Gerard Street East
   Toronto, Ontario Canada M5B
    1G6
 James Gillen...................        33,000         10,000         23,333(*)
   47 Hutton Cr.
   Caledon, Ontario, Canada
 Greensted Equities Limited.....       471,000        471,000              0
   Apartada Postal 7-3330-1000
   San Jose, Costa Rica

                                                                 Amount and
                                  Number of Shares               Percent of
 Name and Address of Beneficial   of Common Stock   Registered  Stock Owned
             Owner               Beneficially Owned  for Sale  After Offering
 ------------------------------  ------------------ ---------- --------------
Alan Guneyler...................      133,333         65,000       68,333(*)
  30 Ivy Crescent
  Stouffville, Ontario, Canada
International Shareholdings
 Corp...........................      387,000        387,000            0
  Apartada Postal 1802-1002
  Paseo de los Estudiantes
  San Jose, Costa Rica
Althea Lacas....................        5,000          2,500        2,500(*)
  1005 Beaufort Avenue
  Halifax, Nova Scotia Canada
Andrew Lacas....................        5,000          2,500        2,500(*)
  1005 Beaufort Avenue
  Halifax, Nova Scotia Canada
Betty Lacas.....................       12,000          6,000        6,000(*)
  1005 Beaufort Avenue
  Halifax, Nova Scotia Canada
Peter Lacas.....................       14,000          7,000        7,000(*)
  1005 Beaufort Avenue
  Halifax, Nova Scotia Canada
Paul Landry, Sr.................      100,000         50,000       50,000(*)
  32 Greenwood Drive
  Antigonish, Nova Scotia Canada
   B2G 2H8
Paul Landry, Jr.................       10,000         10,000            0
  32 Greenwood Drive
  Antigonish, Nova Scotia Canada
   B2G 2H8
Darlene Letun...................      100,000         50,000       50,000(*)
  107 Douglas Park View SE
  Calgary, Alberta Canada
Scott MacKinnon.................       70,000         35,000       35,000(*)
  69 Chameau Crescent
  Dartmouth, Nova Scotia Canada
Michael MacDonald & Natasha
 Pavlinovic.....................       80,000         40,000       40,000(*)
  14 Stratford Way
  Halifax, Nova Scotia Canada
William Mahody..................       50,000         25,000       25,000(*)
  Suite 205--99 Portland Street
  PO Box 1126
  Dartmouth, Nova Scotia Canada
Diane Marsh.....................       50,000         25,000       25,000(*)
  7365 Bradner Road
  Mt. Leyman, British Columbia
   Canada
Curtis Mayert...................       50,000         25,000       25,000(*)
  1422 Joliet Avenue, SW
  Calgary, Alberta Canada
Brian McAvoy....................       20,000         10,000       10,000(*)
  Trysail Circle
  Tampa, Florida 33607

                                                                  Amount and
                                   Number of Shares               Percent of
 Name and Address of Beneficial    of Common Stock   Registered  Stock Owned
              Owner               Beneficially Owned  for Sale  After Offering
 ------------------------------   ------------------ ---------- --------------
Christine Musgrave...............       10,000          5,000        5,000(*)
  6 Stonepoint Avenue
  Napean, Ontario Canada
Sean O'Regan.....................       50,000         25,000       25,000(*)
  11 Gladstone Avenue
  Dartmouth, Nova Scotia Canada
Gary Rubenstein..................       50,000         25,000       25,000(*)
  3 Sandhurst Close
  Halifax, Nova Scotia Canada
Richard Shirley..................       30,000         15,000       15,000(*)
  41 Bayside Drive
  Bayside, Nova Scotia Canada
Seismic Investments Ltd..........      577,000        577,000            0
  Apartada Postal 1555-1000
  San Jose, Costa Rica
Strathglen Capital Limited.......      479,000        479,000            0
  Apartada Postal 1802-1002
  Passeo de los Estudiantes
  San Jose, Costa Rica
Louis Toth.......................       60,000         30,000       30,000(*)
  32 Craigburn Drive
  Dartmount, Nova Scotia Canada
Gary West........................       20,000         10,000       10,000(*)
  38 Chadwick Street
  Dartmouth, Nova Scotia Canada
Donald Wile......................      100,000         50,000       50,000(*)
  82 Empire Street
  Bridgewater, Nova Scotia Canada

--------
In the preceding table:
(1) James Cappadocia, a selling security holder, is our president, chief executive officer and a director;
(2) James Enman, a selling security holder, is our vice president and secretary;
(3) Bryan MacLean, a selling security holder, is our vice president and a director;
(4) Cory Reid, a selling security holder, is our vice president;
(5) The T. MacLean Family Trust is controlled by an employee of thinWEB and the shares of common stock held by it are deemed to be beneficially owned by such employee;
(6) The J. Smyth Family Trust is controlled by an employee of thinWEB and the shares of common stock held by it are deemed to be beneficially owned by such employee; and
(7) James Anthony is the founder, director and President of The Foundation for the Study of Objective Art and may be deemed the beneficial owner of the shares held by it.

(8) Kevin Gunther is the ultimate beneficial owner of 100,000 of the 498,000 shares held by Cannon Equity Limited, and 50,000 of Mr. Gunther's shares are being registered in this prospectus.

(9) Except with respect to Cannon Equity Limited, which is discussed in note
    (8) above, we have been informed by each entity listed in the table above of the name(s) and address(es) of the individuals that control those entities and, accordingly, have beneficial ownership of the shares listed:

           Name of Listed            Name of Individual         Address of Individual
          Beneficial Owner           Beneficial Owner              Beneficial Owner
          ----------------           ------------------     ------------------------------
 Anjula Ltd......................... Diana Chaverri         Apartada Postal 1802-1002
                                                            Paseo de los Estudiantes
                                                            San Jose, Costa Rica
 Amery Associates, Inc.............. Julio Flores           Apartada Postal 1802-1002
                                                            Paseo de los Estudiantes
                                                            San Jose, Costa Rica
 Arrendadora Solarsa Ltd............ Patricia Del Solar     600 mts. Sur oestes
                                                            de la Antigua Fabrica
                                                            Paco, San Rafael
                                                            San Jose, Costa Rica
 Butternut Capital Limited.......... Pilar Picado           Apartada Postal 7-3330-1000
                                                            San Jose, Costa Rica
 Cannon Equity Limited.............. Hernan Cruz            Avenida 7, Calle 3 Bis
                                                            Edifico Teresa 3 Piso
                                                            San Jose, Costa Rica
 Corporate Solutions Limited........ Alfonso Jiminez        Apartada Postal 1555-1000
                                                            San Jose, Costa Rica
 Dale Chaisson Auto Sales Inc....... Dale Chiasson          218 Micmac Boulevard
                                                            Dartmouth, Nova Scotia
                                                            Canada
 Everest Private Trust Company...... Eindiya Varma and      PO Box HM2706
                                     Dilip Varma            4th Floor, Jardine House
                                                            33 Reid Street
                                                            Hamilton HM 12, Bermuda
 Greensted Equities Limited......... Maria Rodriguez        Apartada Postal 7-3330-1000
                                                            San Jose, Costa Rica
 Iguana Investments Ltd. ........... Kevin Gunther          Buckingham Square
                                                            West Bay Road
                                                            Seven Mile Beach, Grand Cayman
 International Shareholders Corp. .. Floria Vargas Segura   Apartada Postal 1802-1002
                                                            Paseo de los Estudiantes
                                                            San Jose, Costa Rica
 Seismic Investments Ltd............ Ricardo Rojas          Apartada Postal 1555-1000
                                                            San Jose, Costa Rica
 Strathglen Capital Limited......... Diana Chaverri         Apartada Postal 1802-1002
                                                            Paseo de los Estudiantes
                                                            San Jose, Costa Rica

   In the event the selling security holders receive payment from sales of their shares, we will not receive any of the proceeds from such sales. We are bearing all expenses in connection with the registration of the selling security holder shares offered by this prospectus.

   The shares owned by the selling security holders are being registered pursuant to Rule 415 of the Securities and Exchange Commission pertaining to continuous offerings and sales of securities. In regard to the selling security holder shares offered under Rule 415, we have made certain undertakings in Part II of the registration statement of which this prospectus is a part pursuant to which, in general, we have committed to keep this prospectus current during any period in which offers or sales are made pursuant to Rule 415.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Agreements with E-Capital Management Inc.

   We have retained E-Capital Management Inc. to provide us with strategic advice and to assist us in raising capital. J. Gregory Wilson, one of our directors, is the president of E-Capital Management which is owned by The Greg Wilson Family Trust, the beneficiaries of which are Mr. Wilson's spouse and children. Mr. Wilson is also the president and sole shareholder of 583317 British Columbia Ltd. Neither E-Capital nor 583317 British Columbia Ltd. are registered broker-dealers.

   We have issued 1,500,000 shares of convertible preferred stock to E-Capital at the price of $.0001 per share, as compensation for E-Capital's strategic advice and assistance in locating both interim and equity financing. E-Capital has since assigned the shares to 583317 British Columbia Ltd. The holder of these shares is entitled to convert such shares into shares of our common stock on a one-for-one basis at any time before June 30, 2000, provided that the holder (or its affiliate) has been instrumental in arranging an equity financing which has resulted in our receipt of net proceeds of at least $5,000,000. After June 30, 2000, we may redeem any remaining outstanding convertible preferred stock at a redemption price of $.0001 per share. To date, E-Capital has assisted us in the sale of certain of our securities to 3024701 Nova Scotia Limited, Everest Private Trust Company and Donald Wile for a total investment of $502,500.

   We have entered into a loan agreement with E-Capital which is acting on behalf of Amery Associates Inc., Arrendadora Solarsa S.A., Butternut Capital Limited, Cannon Equity Limited, Corporate Solutions Limited, Greensted Equities Limited, International Shareholdings Corp., Seismic Investments Limited and Strathglen Capital Limited, all of whom are selling security holders herein and clients of Lines Overseas Management Limited. In March 1999 prior to the loan agreement, we issued 4,000,000 common shares to those lenders for nominal consideration based on their undertaking to provide such financing.

   The loan agreement set up a two part credit facility for borrowing up to $898,600 ($1,335,000 CDN). One part of the credit facility provided us with an interest free loan of $252,400 ($375,000 CDN), which was to be repaid from the proceeds of our first significant financing event. This loan has been repaid in its entirety.

   The second part of the E-Capital credit facility allows us to borrow up to $646,200 ($960,000 CDN) on an as needed basis at an interest rate of 12% per annum. Interest on this facility is calculated and payable monthly at the rate of 1% per month on the outstanding balance. We have the option of repaying the accrued interest monthly or adding the accrued interest to the outstanding balance. The outstanding balance of this facility shall become due and payable upon completion of a significant financing event. However, at the time that any securities are issued pursuant to a significant financing event, E-Capital has the option to convert all or any portion of the outstanding balance of this credit facility into securities of thinWEB on the same terms and conditions as the securities which are issued pursuant to the significant financing event. We borrowed $243,437 ($361,665
CDN), under this facility but repaid the entire amount.

   E-Capital will be issued, for no additional consideration, common stock purchase warrants equal to the largest amount drawn down under the interest-bearing facility divided by the price of our common stock issued pursuant to a significant financing event. Such warrants will be exercisable at a per share price equal to the price at which our common stock is issued pursuant to such significant financing event for an exercise period of one year from the date of closing of such transaction.

   E-Capital has also been involved in identifying applicable government financing and financial assistance programs for which we may be eligible. We have agreed to reimburse all of E-Capital's approved expenses.

   On August 31, 1999, E-Capital, further to a corporate reorganization, assigned its contract with us to an affiliated company, E-Capital Investment Inc. E-Capital Management Inc. and E-Capital Investment Inc. are both owned by The Greg Wilson Family Trust.

Agreements with Lines Overseas Management Limited

   We have entered into a Private Placement Agreement with Lines Overseas Management Limited, a registered broker-dealer based in Hamilton, Bermuda, pursuant to which Lines has agreed to act as our placement agent, on a best efforts basis, in connection with an offshore private placement of common stock and warrants with certain non-US institutions and high net worth individuals pursuant to Regulation S of the Securities Act. We anticipate that this offering will commence shortly after this registration statement becomes effective. The offering will consist of a minimum of 1,000,000 units at a price of $5.00 per unit, with each unit consisting of one share of common stock and one warrant to purchase an additional share for a two year period at $7.00. If successful, the minimum proceeds to us from this offering will be $5,000,000. Lines will receive a commission of five percent of the total proceeds of the offering with the option to receive the commission in units instead of cash. We have agreed to use our best efforts to file a registration statement with the SEC with respect to the common shares placed in this offering within 60 days of completion of the offering. Upon the effectiveness of such registration statement, such shares will be freely tradeable.

   Lines has also agreed to provide us with an interim credit facility of up to $2,000,000 through its affiliate, Gateway Research Management Group Ltd. The credit facility will bear interest at the rate of 12% per annum. To date, we have borrowed $1,500,000 under the facility. This loan shall be repaid out of the proceeds of the offshore offering or, at the option of Lines, the outstanding balance of this loan can be applied towards the purchase of units in the offshore offering. This loan is to be secured by a lien on all of our assets.

Joint Venture with Innovium Capital Corp.

   We are a party to a joint venture with Innovium Capital Corp. pursuant to which each of us owns a 50% interest in NoTime Wireless Corp, a Canadian corporation established in October 1999. The joint venture was organized for the purpose of further developing our ThinAccess software for sales to the wireless database access market. James Anthony, the chairman of our board, is a former director of Innovium.

   As part of the joint venture agreement, ThinWeb Software has provided NoTime Wireless with a perpetual license to use and market ThinAccess accordingly. As consideration for this license, NoTime issued ThinWeb Software 1,250,000 shares of capital stock representing a 50% interest in the company and a promissory note in the amount of $841,341 ($1,250,000 CDN), and agreed to pay ThinWeb Software a continuing royalty, payable quarterly, equal to 5% of NoTime's net revenues.

   In consideration for 1,250,000 shares of capital stock representing a 50% interest in NoTime, Innovium paid $841,341 ($1,250,000 CDN). These proceeds were used by NoTime to repay the promissory note in the same amount to ThinWeb Software. Also on December 16, 1999, ThinWeb Software purchased 500,000 units of the capital stock of Innovium (each unit consisting of one common share and one share purchase warrant exercisable for two years from the date of the subscription agreement at an exercise price of $0.35 ($0.50 CDN) each) for cash consideration of $168,268 ($250,000 CDN) and 100,000 of our share purchase warrants as described in the following paragraph. Assuming the share purchase warrants are exercised, we would own approximately 3% of the issued and outstanding common shares of Innovium.

   In addition, on December 16, 1999, we issued to Innovium 100,000 non-transferrable share purchase warrants, which expire on December 15, 2001, exercisable for ThinWEB common shares on a one-for-one basis at an exercise price equal to the lower of $5.00 or the lowest price at which we issue equity or convertible securities during this period. These warrants were attributed a value of $256,373 based on the fair value of the Innovium units received net of cash paid.

   As long as ThinWeb Software owns at least 40% of the issued and outstanding shares of NoTime, ThinWeb Software shall manage the day-to-day activities of NoTime, in return for a fee of 2.5% of NoTime's operating costs. Each party shall provide advances to fund operating expenses of NoTime. If a party is unable or unwilling to continue funding operating expenses, that party's interest in NoTime shall be subject to dilution by the other party or a third party, which is prepared to fund operating expenses.

   NoTime shall pay ThinWeb Software a royalty of 5% of net revenues realized, paid quarterly in arrears. These royalties are accrued, but payments will only commence once NoTime has reimbursed to the parties all advances made to NoTime. In addition, ThinWeb Software has agreed to provide certain consulting services to NoTime for additional compensation.

Consulting Agreement with J.S. Anthony & Co. Ltd.

   We have retained, J.S. Anthony & Co. Ltd., a consulting firm owned by James Anthony, to serve as consultants and, more specifically, to provide advice to us on financing, business strategy and other corporate matters. In consideration for these services, J.S. Anthony receives a monthly fee of $3,250 ($5,000 CDN) and reimbursement of reasonable expenses.

Transactions with TPG Capital Corporation and James Cassidy

   In connection with the share exchange pursuant to which the shareholders of ThinWeb Software acquired control of Warwick Acquisition Corporation, we granted to TPG Capital Corporation, the sole shareholder of Warwick and a current shareholder of thinWEB, a five year warrant to purchase 50,000 common shares at an exercise price of $1.00 per share. James M. Cassidy is the controlling shareholder of TPG Capital and principal of Cassidy & Associates, the law firm which prepared initial versions of this registration statement. Mr. Cassidy was the sole officer and director of our predecessor company, Warwick Acquisition Corporation, prior to the share exchange transaction with the thinWEB companies and their shareholders. In consideration of services provided or caused to be provided to us by TPG Capital, including among other services, the preparation and filing of initial versions of this registration statement, we also agreed to pay TPG Capital $150,000, of which $125,000 has been paid.

   Due to TPG's failure to perform certain agreed upon services after the share exchange, we have notified TPG that we will no longer honor our obligations under the warrant granted to TPG.

Voluntary Trading Restrictions Agreements with Selling Security Holders

   TPG Capital has entered into a Voluntary Trading Restrictions Agreement with us pursuant to which TPG Capital has agreed not to sell more than 25,000 shares in any 30 day period. Certain other selling security holders owning a total of 1,002,500 shares have also entered into a Voluntary Trading Restrictions Agreement with us pursuant to which each shareholder has agreed not to sell more than 10 percent of the shareholder's shares in any 30 day period.

Severance Arrangement with Gary Hannah

   The employment of Gary Hannah, our former president and chief executive officer, ended effective February 3, 2000. We are presently negotiating a severance package with Mr. Hannah which may involve the redemption of all or a portion of his thinWEB shares.

                            DESCRIPTION OF SECURITIES

   We have authorized capital of 100,000,000 shares of common stock, $.0001 par value, and 20,000,000 shares of preferred stock, $.0001 par value. As of the date of this prospectus, we have 17,548,010 shares of common stock issued and outstanding and 1,500,000 shares of convertible preferred stock outstanding.

   Pursuant to a share exchange agreement, effective as of April 22, 1999, our subsidiary, Thinweb.com Inc., purchased all the outstanding shares of common stock of ThinWeb Software Incorporated (16,916,344 shares) in consideration for:

     (1) the issuance of 16,916,344 Class A exchangeable non-voting participating common shares of common stock of Thinweb.com Inc.; and

     (2) the issuance to StockTrans, Inc., a Pennsylvania corporation, as trustee for the ThinWeb Software Incorporated shareholders, 16,916,344 shares of our common stock to be held in trust under the terms of an exchange and voting agreement dated April 22, 1999.

   As a result of the transaction, thinWeb Software Incorporated became a subsidiary of Thinweb.com Inc., and, indirectly, a subsidiary of thinWEB Technologies Corporation, the parent company.

   Each beneficial shareholder of the Class A shares has, through the trustee, voting rights in thinWEB equal to the number of Class A shares held for his benefit by the trustee. The Class A shares may be converted into or exchanged for an equal number of the common shares of thinWEB held by the trustee. Thirty one of the 43 selling security holders in this prospectus are registering parent company common shares which are issuable to such holders upon exercise of their right to convert Class A shares of our subsidiary, Thinweb.com Inc.

Class A Shares

   General. Our subsidiary, Thinweb.com Inc., has an authorized 20,000,000 Class A exchangeable non-voting shares of which 16,916,344 have been issued to the ThinWeb Software Incorporated shareholders. The Class A shares are not entitled to receive notice of or to attend any meeting of the shareholders of Thinweb.com Inc. nor to vote on any matters that come before its shareholders.

   The Class A shares have voting rights in thinWEB equal to one vote for each Class A share held on all matters that properly come before the shareholders of thinWEB at a meeting of shareholders or in connection with any action taken by shareholder consent. The holders of the Class A shares are entitled to receive notice of and attend any meeting of shareholders of thinWEB and to vote at any such meetings.

   The Class A shares may be converted into or exchanged for an equal number of shares of the thinWEB which shares are held by the trustee for such conversion or exchange.

   The trust agreement with StockTrans, Inc. sets forth the rights and restrictions pertaining to the Class A shares and the shares of common stock of thinWEB held by StockTrans, Inc., as trustee. Upon conversion, the shares held by the trustee will be released to the converting holder and an equal number of Class A shares will be delivered to thinWEB. The holders of the Class A shares have the right to vote their interests in thinWEB directly or through the trustee as holder of thinWEB shares.

   Our shares, while held by the trustee, will not be entitled to participate in dividends declared by us; however, we have agreed that should we declare a dividend on our common stock we will ensure that our subsidiary, Thinweb.com Inc., has the means to pay a like dividend on its Class A shares.

   Summary of Class A Share Agreements. We have issued to and placed with the trustee 16,916,344 shares of our common stock for use in exchange of the Class A shares pursuant to an exchange and voting agreement. The Class A shares contain certain rights and provisions as set forth in the trust agreement and summarized below.

     (1) Exchange Rights on the Liquidation of the Purchaser. Holders of the Class A shares have the right, upon the occurrence and during the continuance of any proceeding in bankruptcy, insolvency, dissolution or winding up commenced by Thinweb.com Inc. or against it, to require us to purchase from each or any holder of the Class A shares all or any part of the Class A shares held at an amount equal to (a) the current market price of our common stock on the last business day prior to the day of purchase plus (b) an additional amount equal to the full amount of all dividends declared on such Class A shares and all dividends declared on our common stock which have not been declared on the Class A shares.

     (2) Automatic Exchange on the Liquidation of thinWEB. In order that holders of the Class A shares will be able to participate on a pro rata basis with the holders of our common stock in the event of a voluntary or involuntary dissolution, liquidation or winding-up of thinWEB, all of the then outstanding Class A shares shall be automatically exchanged for shares of our common stock in the absence of an affirmative written election from a holder of Class A shares not to participate in the automatic exchange.

     (3) Retraction by Holder. A holder of Class A shares is entitled at any time to require Thinweb.com Inc. to redeem any or all of the Class A shares held by it in an amount equal to (a) the current market price of our common stock on the last business day prior to the retraction date which may be satisfied in full by Thinweb.com Inc. causing to be delivered to such holder one share of our common stock for each Class A share held by the retracting holder plus (b) an additional amount equal to the full amount of all dividends declared on such Class A shares and all dividends declared on our common stock which have not been declared on the Class A shares.

     (4) Automatic Redemption by the Purchaser. On the 25th anniversary of the closing date of the stock exchange transactions, unless otherwise extended or accelerated, Thinweb.com Inc. shall redeem all the then outstanding Class A shares for an amount per share equal to (a) the current market price of our common stock on the last business day prior to the redemption date which may be satisfied in full by Thinweb.com Inc. causing to be delivered to such holder one share of our common stock for each Class A share held by the retracting holder plus (b) an additional amount equal to the full amount of all dividends declared on such Class A shares and all dividends declared on our common stock which have not been declared on the Class A shares.

     (5) Purchase for Cancellation. Thinweb.com Inc. may at any time and from time to time offer to purchase for cancellation all or any of the outstanding Class A shares at any price by tender to all of the holders of the Class A shares then outstanding at any price per share determined by it plus an amount equal to all declared and unpaid dividends thereon. If in response to such tender offer, more Class A shares are tendered than Thinweb.com Inc. is willing to purchase, then Thinweb.com Inc. shall purchase as nearly as possible pro rata according to the number of shares tendered by each holder.

     (6) Reciprocal Changes. If we issue or distribute warrants, options or other rights to purchase our securities to the holders of our outstanding common stock, or if we issue shares or securities of any other class than the common stock exchangeable for the Class A shares, or evidences of indebtedness or assets, then Thinweb.com Inc. shall issue to the holders of the Class A shares the economic equivalent on a per share basis of such rights, options, securities, shares, evidences of indebtedness or other assets.

     (7) Reclassifications. If we subdivide, redivide or change the outstanding number of our common stock into a greater number or reduce, combine or consolidate the outstanding number of our common stock into a lesser number or reclassify or otherwise change our common stock or effect an amalgamation, merger, reorganization or other transaction affecting our common stock, then Thinweb.com Inc. will make the same or an economically equivalent change simultaneously to, or in the rights of the holders of, the Class A shares.

Common Stock

   Holders of the common stock do not have preemptive rights to purchase additional shares of common stock or other subscription rights. The common stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of common stock are entitled to share equally in dividends from legally available sources when, as and if declared by the board of directors and, upon our liquidation or dissolution, whether voluntary or involuntary, to share equally in our assets available for distribution to stockholders. All outstanding shares are validly authorized and issued, fully paid and non- assessable, and all shares to be offered and sold by this prospectus will be validly authorized and issued, fully paid and non-assessable.

   Our board of directors is authorized to issue additional shares of common stock, not to exceed the amount authorized by our certificate of incorporation, and to issue options for the purchase of such shares, on such terms and conditions and for such consideration as the board may deem appropriate without further stockholder action.

Noncumulative Voting

   Each holder of common stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote. Shares of common stock do not have cumulative voting rights. The holders of more than 50 percent of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to the board of directors.

Warrants

   As part of our joint venture with Innovium Capital Corp., we issued to Innovium 100,000 non-transferable common stock purchase warrants with an expiration date of December 15, 2001 and an exercise price per share equal to the lower of $5.00 and the lowest price at which we issue equity or securities convertible into equity during this period.

Preferred Stock

   Our board of directors is authorized to approve the issuance from time to time of up to 20,000,000 shares of preferred stock in one or more series and can also establish the number of shares to be included in each such series and the respective rights, powers and restrictions of the shares of each such series without any further vote or action by the shareholders. Any shares of preferred stock so issued may have priority over our common stock with respect to dividend or liquidation rights. Any issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of thinWEB without further action by the shareholders, and may adversely affect the voting and other rights of the holders of common stock.

   Our board of directors has designated 1,500,000 preferred shares as Series 1 preferred stock. All of the Series 1 preferred stock has been issued and is outstanding. The holder of the preferred shares is entitled to convert such shares into shares of our common stock on a one-for-one basis at any time before June 30, 2000, provided that the holder (or its affiliate) has been instrumental in arranging an equity financing which has resulted in our receipt of net proceeds of at least $5,000,000. These convertible preferred shares are not entitled to dividends and are non-voting. In the event of our liquidation or dissolution, the preferred stockholders are entitled to receive the par value of their preferred share before any property or assets are distributed to the holders of common stock. After payment in full to the holders of the preferred shares, any surplus assets shall be divided among our other stockholders. At any time after June 30, 2000, we may redeem any of the outstanding Series 1 preferred shares at their par value.

   At present, we haveno plans to issue any additional preferred stock or adopt any additional series, preferences or other classification of preferred stock.

Admission to Quotation on OTC Bulletin Board Maintained by Nasdaq

   Prior to the date of this prospectus, no public trading market existed for our common stock. A public trading market for our common stock may not develop or if developed, may not be sustained. If we meet the qualifications, we intend to apply for quotation of our common stock on the OTC Bulletin Board maintained by Nasdaq. Until we meet such qualifications, our securities may be quoted in the daily quotation sheets of the National Quotation Bureau, Inc., commonly known as the pink sheets. If our common stock is not quoted on the OTC Bulletin Board, a holder may have difficulty selling, or obtaining accurate quotations as to the market value of, such stock.

   In order to have its securities quoted on the OTC Bulletin Board, a company must:

     (1) be a company that reports its current financial information to the Securities and Exchange Commission, banking regulators or insurance regulators; and

     (2) have at least one market maker who completes and files a Form 211 with the National Association of Securities Dealers, Inc.

   The OTC Bulletin Board is a dealer-driven quotation service. Unlike the Nasdaq Stock Market, companies cannot apply to be quoted on the OTC Bulletin Board, only market makers can initiate quotes, and quoted companies do not have to meet any quantitative financial requirement. Any equity security of a reporting company not listed on Nasdaq or on a national securities exchange is eligible.

Penny Stock Regulation

   Penny stocks generally are equity securities with a price of less than $5.00 per share other than securities registered on certain national securities exchanges or listed on the Nasdaq Stock Market, provided that current price and volume information with respect to transactions in such securities are provided by the exchange or system. The penny stock rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse).

   For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prescribed by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. Because of these penny stock rules, broker-dealers may be restricted in their ability to sell our common stock. The foregoing required penny stock restrictions will not apply to our common stock if such stock reaches and maintains a market price of $5.00 or greater.

Transfer Agent and Registrar and Trustee

   StockTrans, Inc., Ardmore, Pennsylvania, serves as our transfer agent and as trustee for the Class A shares.

Reports to Shareholders

   We will furnish to holders of our common stock annual reports containing audited financial statements examined and reported upon, and with an opinion expressed by, an independent accountant. We may issue other unaudited interim reports to our shareholders as we deem appropriate.

                              PLAN OF DISTRIBUTION

Sale of the Selling Security Holder Shares

   We will not receive any proceeds from the sale of shares by the selling security holders. The selling security holders may sell their shares directly to purchasers from time to time or they may offer their securities for sale through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling security holders and/or the purchasers of the securities for whom they may act as agents. Any underwriters, dealers or agents who participate in the distribution of the securities may be deemed to be "underwriters" under the Securities Act and any discounts, commissions or concessions received by any such underwriters, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

   At the time a particular offer is made by or on the behalf of the selling security holders, a prospectus, including any necessary supplement thereto, will be distributed which will set forth the number of shares of common stock and other securities being offered and the terms of the offering, including the names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the shares purchased from the selling security holders, any discounts, commissions and other items constituting compensation from the selling security holders, any discounts, commissions or concessions allowed, reallowed or paid to dealers, and the proposed selling price to the public.

   Pursuant to Regulation M of the of the Securities and Exchange Commission, any person engaged in a distribution of securities, including on behalf of a selling security holder, may not simultaneously bid for, purchase or attempt to induce any person to bid for or purchase securities of the same class for a period of five business days prior to the commencement of such distribution and continuing until the selling security holder (or other person engaged in the distribution) is no longer a participant in the distribution. In addition and without limiting the foregoing, the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations under such Act in connection with transactions in the securities during the effectivenessof the registration statement of which this prospectus is a part.

   If, at some time in the future, we meet the listing requirements of the Nasdaq SmallCap Market, we may apply to have our shares listed on such market. If we qualify and are accepted for listing, then certain underwriters may engage in passive market making transactions in our common stock in accordance with Rule 103 of Regulation M.

   The shares sold by the selling security holders may be sold from time to time in one or more transactions:

     (1) at an offering price that is fixed or that may vary from transaction to transaction depending upon the time of sale or

     (2) at prices otherwise negotiated at the time of sale.

Such prices will be determined by the selling security holders or by agreement between the selling security holders and any underwriters.

   In order to comply with the applicable securities laws, if any, of certain states, the shares of the selling security holders will be offered or sold in such states through registered or licensed brokers or dealers in those states. In addition, in certain states, the securities may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from such registration or qualification requirement is available and with which we have complied.

   We will pay all of the expenses incident to the registration of the shares for sale by the selling security holders (including registration pursuant to the securities laws of certain states) other than commissions, expenses, reimbursements and discounts of underwriters, dealers or agents, if any.

Voluntary Trading Restrictions Agreements with Selling Security Holders

   TPG Capital Corporation has entered into a Voluntary Trading Restrictions Agreement with us pursuant to which TPG Capital has agreed not to sell more than 25,000 shares in any 30 day period. In addition, the following selling security holders owning a total of 1,105,000 shares, have also entered into a Voluntary Trading Restrictions Agreement with us pursuant to which each shareholder has agreed not to sell more than 10 percent of the original number of the shareholder's shares in any 30 day period:

  . Anjula Ltd.                                 . William Mahody
  . Stephanie Bigelow                           . Diane Marsh
  . Patrick Birmingham                          . Curtis Mayert
  . Dale Chaisson Auto Sales Inc.               . Brian McAvoy
  . Everest Private Trust                       . Christine Musgrave
  . Cannon Equity Limited                       . Sean O'Regan
  . Althea Lacas                                . Gary Rubenstein
  . Andrew Lacas                                . Richard Shirley
  . Betty Lacas                                 . Louis Toth
  . Peter Lacas                                 . Gary West
  . Paul Landry Sr.                             . Donald Wile
  . Darlene Letun                               . Scott MacKinnon
  . Michael MacDonald and Natasha
    Pavlinovic

   Cannon Equity Limited is subject to the Voluntary Trading Restrictions Agreement only with respect to the 100,000 shares it holds for Kevin Gunther, the beneficial owner of such shares.

                                  LEGAL MATTERS

Legal Proceedings

   We are not a party to any litigation and management has no knowledge of any threatened or pending litigation against us.

Legal Opinion

   Sadis & Goldberg LLC, New York, New York, has given its opinion as attorneys-at-law that the shares of common stock offered by the selling security holders will be fully paid, validly issued and non-assessable. Sadis & Goldberg has passed on the validity of the common stock offered by the selling security holders but purchasers of such common stock should not rely on Sadis & Goldberg with respect to any other matters.

                                     EXPERTS

   The audited financial statements for the periods ended December 31, 1999 and 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, Ottawa, Canada, independent accountants, given on the authority of such firm as experts in auditing and accounting.

                           HOW TO GET MORE INFORMATION

   We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to this offering. This prospectus does not contain all the information contained in that registration statement and the exhibits and schedules thereto, as permitted by the rules and regulations of the Commission. For further information about thinWEB and the securities offered hereby, reference is made to the registration statement including the accompanying exhibits and schedules, which may be inspected without charge at the public reference facilities of the Commission's Washington, D.C. office, 450 Fifth Street, N.W., Washington, D.C. 20549. Each statement contained in this prospectus with respect to a contract or other document filed as an exhibit to the registration statement is qualified by reference to the exhibit for its complete terms and conditions.

   We will provide without charge to each person who receives a copy of this prospectus, upon written or oral request, a copy of any of the information incorporated herein by reference, not including exhibits. Such requests should be made in writing to James Cappadocia, President, thinWEB Technologies Corporation, Suite 111, Phase 1, 6 Antares Drive, Ottawa, Ontario K2E 8A9 Canada, or by telephone at (613) 225-8446.

   We are subject to the informational requirements of the Securities Exchange Act of 1934 and file reports and other information with the Commission, including annual reports on Form 10-KSB and quarterly reports on Form 10-QSB. Reports, proxy statements and other information filed by us, including our registration statement, can be inspected and copied on the Commission's home page on the world wide web at http://www.sec.gov or at the public reference facilities of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following Regional
Offices: 7 World Trade Center, Suite 1300, New York, N.Y. 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies can be obtained from the Commission by mail at prescribed rates. Requests should be directed to the Commission's Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or by telephone at (800) SEC-0330.

   We intend to send our stockholders annual reports containing audited financial statements and such other reports as we may determine or as may be required by law.

                       INDEX TO FINANCIAL STATEMENTS

   The audited financial statements for the periods ended December 31, 1999 and December 31, 1998 are included herein on pages F-1 to F-16.

                                                                    [Letterhead]
                                                          PricewaterhouseCoopers

March 3, 2000

Auditors' Report

To the Shareholders of
thinWEB Technologies Corporation

   We have audited the consolidated balance sheets of thinWEB Technologies Corporation as of December 31, 1999 and 1998 and the consolidated statements of loss and comprehensive loss, cash flows and shareholders' equity for the periods then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1999 and 1998 and the results of its operations and its cash flows for the periods ended December 31, 1999 and 1998 in accordance with accounting principles generally accepted in the United States.

   The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in
Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          /s/ PricewaterhouseCoopers LLP

                                          Chartered Accountants
                        thinWEB Technologies Corporation

                          (A Development Stage Company)
                           Consolidated Balance Sheets

                                                     December 31, December 31,
                                                         1999         1998
                                                     ------------ ------------
                                                          $            $
Assets
Current assets
Cash................................................     427,669      31,566
Amounts receivable from Innovium Capital
 Corporation........................................      32,868         --
Investment tax credits recoverable (note 4).........         --       65,908
Other current assets (note 5).......................      80,404       5,784
                                                      ----------    --------
                                                         540,941     103,258
Investment in Innovium Capital Corporation
  Available for sale securities (note 6)............     266,766         --
  Warrants, at cost (note 7)........................     162,832         --
Capital assets (note 8).............................      95,724      10,895
Trademarks..........................................       1,232         555
                                                      ----------    --------
                                                       1,067,495     114,708
                                                      ==========    ========
Liabilities
Current liabilities
Accounts payable and accrued liabilities............     242,180     111,127
Amounts due to shareholders.........................         --       21,484
Loans payable (note 9)..............................   1,020,142      65,338
Current portion of long-term debt...................         --        2,957
Obligation under capital leases.....................      13,211         --
                                                      ----------    --------
                                                       1,275,533     200,906
Long-term debt......................................         --       13,754
                                                      ----------    --------
                                                       1,275,533     214,660
                                                      ----------    --------
Commitments (note 10)

Shareholders' Equity
Capital stock issued and outstanding--17,066,344
 (1998--900,000) common shares and
 1,500,000 (1998--nil) preferred shares (note 11)...       1,857          90
Additional paid in capital..........................   8,551,364      32,579
Share subscriptions receivable......................     (32,896)    (32,668)
Warrants............................................     271,373         --
Deficit accumulated during the development stage....  (9,044,269)   (100,296)
Foreign currency translation adjustments............      44,533         343
                                                      ----------    --------
                                                        (208,038)    (99,952)
                                                      ----------    --------
                                                       1,067,495     114,708
                                                      ==========    ========

Signed on behalf of the Board:

_____________________________Director   _____________________________Director
                        thinWEB Technologies Corporation

                          (A Development Stage Company)
              Consolidated Statement of Loss and Comprehensive Loss

                               Cumulative                           For the period
                             April 22, 1998       Year ended     from April 22, 1998
                          to December 31, 1999 December 31, 1999 to December 31, 1998
                          -------------------- ----------------- --------------------
                                   $                   $                  $
Revenue.................           3,568               2,412             1,156
                               ---------          ----------           -------
Expenses
Research and development
 (note 4)...............       3,264,545           3,220,657            43,888
Selling, general and
 administration.........       3,639,965           3,584,069            55,896
Interest................       2,122,528           2,122,528               --
Amortization............          20,799              19,131             1,668
                               ---------          ----------           -------
                               9,047,837           8,946,385           101,452
                               ---------          ----------           -------
Net loss for the
 period.................       9,044,269           8,943,973           100,296
                               =========          ==========           =======
Other comprehensive
 income
Foreign currency
 translation
 adjustments............          44,533              44,190               343
                               ---------          ----------           -------
Comprehensive loss for
 the period.............       8,999,736           8,899,783            99,953
                               =========          ==========           =======
Basic and fully diluted
 loss per
  Common share (note
   11)..................                               (0.70)           (28.30)
                                                  ==========           =======
Weighted average number
 of shares outstanding
 during the period......                          12,849,429             3,544
                                                  ==========           =======

                        thinWEB Technologies Corporation

                          (A Development Stage Company)
                      Consolidated Statements of Cash Flows

                             Cumulative                       For the period from
                          April 22, 1998 to     Year ended       April 22, 1998
                          December 31, 1999 December 31, 1999 to December 31, 1998
                          ----------------- ----------------- --------------------
                                  $                 $                  $
Cash flows from (used
 in)
Operating activities
Net loss for the
 period.................     (9,044,269)       (8,943,973)          (100,296)
Items not affecting
 cash:
  Amortization..........         20,799            19,131              1,668
  Shares issued for
   employee
   compensation.........      4,871,483         4,871,483                --
  Shares issued for
   financing costs......      2,087,418         2,087,418                --
  Shares and warrants
   issued for services..        216,316           216,316                --
Net change in non-cash
 working capital
 balances related to
 operations (note 13)...        124,644            84,605             40,039
                             ----------        ----------           --------
                             (1,723,609)       (1,665,020)           (58,589)
                             ----------        ----------           --------
Financing activities
Proceeds from (repayment
 of) long-term debt.....            --            (16,966)            16,966
Proceeds from Gateway
 loan...................      1,000,000         1,000,000                --
Proceeds from (repayment
 of) loans payable......            --            (66,339)            66,339
Proceeds from E-Capital
 loan...................        495,829           495,829                --
Repayment of E-Capital
 loan...................       (495,829)         (495,829)               --
Capital lease
 repayments.............         (1,434)           (1,434)               --
Issue of common shares..        578,014           578,013                  1
Proceeds from (repayment
 of) shareholder loans..            --            (20,627)            20,627
                             ----------        ----------           --------
                              1,576,580         1,472,647            103,933
                             ----------        ----------           --------
Investing activities
Acquisition of capital
 assets.................        (99,361)          (86,630)           (12,731)
Acquisition of
 trademarks.............         (1,189)             (625)              (564)
Proceeds from technology
 licence transfer to
 NoTime Wireless joint
 venture................        841,341           841,341                --
Investment in Innovium
 Capital Corporation
 Common shares and
 warrants...............       (168,268)         (168,268)               --
                             ----------        ----------           --------
                                572,523           585,818            (13,295)
                             ----------        ----------           --------
Effect of exchange rate
 changes in cash........          2,175             2,658               (483)
                             ----------        ----------           --------
Increase in cash during
 the period.............        427,669           396,103             31,566
Cash--Beginning of
 period.................            --             31,566                --
                             ----------        ----------           --------
Cash--End of period.....        427,669           427,669             31,566
                             ==========        ==========           ========

                        thinWEB Technologies Corporation

                Consolidated Statements of Shareholders' Equity

                                                                                                        Accumulated other
                                                                                            Deficit    comprehensive income
                                                                                          accumulated  --------------------
                                                 Additional     Less                      during the         Foreign
                                     Preferred    paid in   subscriptions                 Development  currency translation
                   Common shares      shares      capital    receivable      Warrants        Stage         adjustments
                  ---------------- ------------- ---------- ------------- --------------- -----------  --------------------
                    Number     $    Number    $      $            $       Number     $         $                $
Shares issued
 for
 subscriptions..     900,000    90       --  --     32,579     (32,668)       --      --         --              --
Net loss for the
 period.........         --    --        --  --        --          --         --      --    (100,296)            --
Foreign currency
 translation
 adjustments....         --    --        --  --        --          --         --      --         --              343
                  ---------- ----- --------- --- ---------     -------    ------- ------- ----------          ------
Balance--
 December 31,
 1998...........     900,000    90       --  --     32,579     (32,668)       --      --    (100,296)            343
Shares issued
 for cash.......   1,505,000   151       --  --    535,683         --         --      --         --              --
Shares issued
 for
 compensation...  10,401,344 1,040       --  --  4,965,246         (51)       --      --         --              --
Shares issued
 for financing
 costs..........   4,110,000   411       --  --  2,076,800         (27)       --      --         --              --
Shares issued
 for a corporate
 reorganization..    150,000    15       --  --     74,985         --         --      --         --              --
Warrants issued
 for services...         --    --        --  --        --          --      50,000  15,000        --              --
Warrants issued
 for
 investment.....         --    --        --  --        --          --     100,000 256,373        --              --
Convertible
 shares issued
 for a financing
 arrangement....         --    --  1,500,000 150       --         (150)       --      --         --              --
Additional paid
 in capital on
 organization of
 joint venture..         --    --        --  --    866,071         --         --      --         --              --
Net loss for the
 period.........         --    --        --  --        --          --         --      --  (8,943,973)            --
Foreign currency
 translation
 adjustments....         --    --        --  --        --          --         --      --         --           44,190
                  ---------- ----- --------- --- ---------     -------    ------- ------- ----------          ------
Balance--
 December 31,
 1999...........  17,066,344 1,707 1,500,000 150 8,551,364     (32,896)   150,000 271,373 (9,044,269)         44,533
                  ========== ===== ========= === =========     =======    ======= ======= ==========          ======
                      Total
                  Shareholders'
                     Equity
                  -------------
                        $
Shares issued
 for
 subscriptions..            1
Net loss for the
 period.........     (100,296)
Foreign currency
 translation
 adjustments....          343
                  -------------
Balance--
 December 31,
 1998...........      (99,952)
Shares issued
 for cash.......      535,834
Shares issued
 for
 compensation...    4,966,235
Shares issued
 for financing
 costs..........    2,077,184
Shares issued
 for a corporate
 reorganization..      75,000
Warrants issued
 for services...       15,000
Warrants issued
 for
 investment.....      256,373
Convertible
 shares issued
 for a financing
 arrangement....          --
Additional paid
 in capital on
 organization of
 joint venture..      866,071
Net loss for the
 period.........   (8,943,973)
Foreign currency
 translation
 adjustments....       44,190
                  -------------
Balance--
 December 31,
 1999...........     (208,038)
                  =============

                        thinWEB Technologies Corporation
                          (A Development Stage Company)

                   Notes to Consolidated Financial Statements
                                December 31, 1999

 1 Nature of operations and basis of presentation

   thinWEB Technologies Corporation and its wholly-owned subsidiaries are collectively referred to herein as the "Company". Effective April 22, 1999, Thinweb.com Inc. (formerly 3028184 Nova Scotia Limited), a wholly owned subsidiary of thinWEB Technologies Corporation (formerly Warwick Acquisition Corporation, a Delaware Corporation), acquired all the outstanding common shares of ThinWeb Software Incorporated in exchange for 16,916,344 Class "A" exchangeable, non-voting, participating common shares of Thinweb.com Inc. Each of these Class "A" shares of Thinweb.com Inc. are exchangeable into common shares of thinWEB Technologies Corporation for no additional consideration on or before April 21, 2024. Under the provisions of various agreements between thinWEB Technologies Corporation and Thinweb.com Inc., the holders of the exchangeable shares are entitled to voting, dividend and liquidation rights as if the holder held the equivalent number of common shares in thinWEB Technologies Corporation. In conjunction with these agreements, thinWEB Technologies Corporation has issued 16,916,344 common shares in trust to be issued to the holders of the exchangeable shares upon such exchange. This total number of common shares may be subject to downward adjustment as a result of negotiations described in note 14 (b).

   Prior to April 22, 1999, Warwick Acquisition Corporation did not have any operations and had 5,000,000 common shares issued and outstanding. As part of the transaction, Warwick Acquisition Corporation redeemed and retired 4,850,000 common shares and issued 50,000 warrants for no additional consideration. The warrants, which expire in five years entitle the holder to acquire up to 50,000 common shares of thinWEB Technologies Corporation for $1 per share. For accounting purposes, the acquisition has been treated as an issuance of 150,000 shares and 50,000 warrants by the Company for the services related to the corporate reorganization. These shares and warrants have been attributed a value of $90,000 based on the value of services received.

   The Company is primarily a software research and development company that has not yet commenced commercial operations. All of the Company's operations are in Canada. These statements are prepared on a going-concern basis. There is substantial doubt as to whether or not the Company will be able to continue as a going concern. The ability of the Company to continue as a going concern is dependent upon it obtaining the necessary financing to commercialize and market its products and upon future profitable operations. Like other companies at this stage of development, the Company is subject to numerous risks, including the uncertainty of its chosen market, its ability to develop its markets and other risks. The Company plans to raise funds through a public offering of its securities; however, there are no commitments for the public offering and the public offering has not
                        thinWEB Technologies Corporation
                          (A Development Stage Company)

             Notes to Consolidated Financial Statements--(Continued)
                                December 31, 1999

yet been approved by the Securities and Exchange Commission. There can be no assurance that the Company will be successful in raising the required capital to finance operations.

 2 Accounting policies

 Financial statement presentation

   These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and include the accounts of thinWEB Technologies Corporation and its wholly owned subsidiaries.

 Foreign currency translation

   The Company's functional currency is the Canadian dollar. However, the Company's reporting currency is the United States dollar. Assets and liabilities of the Company are translated into United States dollars at period-end exchange rates, and income and expense items are translated at rates approximating the average rates of exchange for the period. Gains and losses resulting from such translation are reported in comprehensive income and the accumulated foreign currency translation adjustment component of shareholder's equity.

 Capital assets and amortization

   Amortization of the following capital assets is calculated using the straight line method at annual rates which will amortize their cost over their estimated useful lives. These rates are:

   Computer hardware.................................................... 3 years
   Computer software.................................................... 1 year
   Office furniture and equipment....................................... 5 years

 Income taxes

   The Company uses the liability method of accounting for income taxes. Under this method, current income taxes are recognized for the estimated income taxes payable for the current year. Deferred income tax assets and liabilities are recognized for temporary differences between the tax and accounting bases of assets and liabilities as well as for the benefit of losses available to be carried forward to future years for tax purposes. Deferred income tax assets are evaluated and if realization is not considered more likely than not, a valuation allowance is provided.

                        thinWEB Technologies Corporation
                          (A Development Stage Company)

             Notes to Consolidated Financial Statements--(Continued)
                                December 31, 1999

 Investment tax credits

   Investment tax credits relating to scientific research and experimental development expenditures are recorded in the accounts in the fiscal period the qualifying expenditures are incurred provided realization of the tax credit is considered more likely than not. Investment tax credits in connection with research and development activities are accounted for using the cost reduction method, which recognizes the credits as a reduction of the cost of the related assets or expenditures.

 Revenue recognition

   The Company records revenue in accordance with the Statement of Position ("SOP") 97-2, "Software Revenue Recognition" and SOP 98-4, "Deferral of the Effective Date of a Provision of SOP 97-2" which provide guidance on applying generally accepted accounting principles in recognizing revenue from software transactions.

   The Company records revenue from packaged software and irrevocable commitments to purchase products when persuasive evidence of an arrangement exists, the software product has been shipped, there are no significant uncertainties surrounding product acceptance, the fees are fixed and determinable, and collection is considered probable.

 Research and development

   Research and development costs are charged to expense when incurred, unless, in the opinion of management, the technological feasibility of the product has been established in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86-- Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed ("FAS 86"), in which case the costs are capitalized. Capitalization of computer software costs ceases when the product is available for general release. As of December 31, 1999, no computer software costs have been capitalized.

 Stock based compensation

   The Company has elected to follow Accounting Principles Board Opinion ("APB") No. 25--Accounting for Stock Issued to Employees ("APB 25") and to present the pro forma information that is required by SFAS No. 123--Accounting for Stock Based Compensation ("FAS 123").

 Use of estimates

   The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect
                      thinWEB Technologies Corporation
                          (A Development Stage Company)

             Notes to Consolidated Financial Statements--(Continued)
                                December 31, 1999

the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenditures during the reporting periods. Actual results could differ from those estimates.

 Financial instruments

   The fair value of the Company's cash, amounts receivable, investment tax credits recoverable, other current assets, available for sale securities, investments, accounts payable and accrued liabilities, long-term debt, loans payable, amounts due to shareholders and obligation under capital leases approximate their carrying values unless otherwise noted.

 3 Recent pronouncements

   In 1998, SFAS No. 133 ("FAS 133")--Accounting for Derivative Instruments and Hedging Activities was issued and is effective for fiscal years commencing after June 15, 2000. The Company will comply with the requirements of FAS 133 in fiscal year 2000 and does not expect the adoption of FAS 133 will be material to the Company's results of operations.

   In 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") No. 98-5--Reporting on the Costs of Start-up Activities ("SOP 98-5"). SOP 98-5 is effective in fiscal years beginning after December 15, 1998 with earlier adoption permitted. SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. The Company has complied with the requirements of SOP 98-5.

   In 1998, the AICPA issued SOP 98-1--Accounting for the Costs of Computer Software Purchased for Internal Use, which provides guidance regarding costs associated with the implementation of computer software for internal use. The Company adopted SOP 98-1 during the fiscal year and the adoption did not have a material impact.

 4 Investment tax credits recoverable

   For small, closely held Canadian corporations, a credit of approximately 40% of eligible scientific research and experimental development expenditures is available and is refundable in cash if no taxes are owed. For all other Canadian corporations, the credit is reduced to approximately 20% on a non-refundable basis, available only against taxes otherwise payable. Eligible scientific research and experimental development expenditures include direct current and capital costs and allowance for overhead in the amount of 65% of specified salaries and wages.

                        thinWEB Technologies Corporation
                          (A Development Stage Company)

             Notes to Consolidated Financial Statements--(Continued)
                                December 31, 1999

   The Company is conducting a review of eligible scientific research and experimental development expenditures incurred throughout 1999, and accordingly, no amounts have been applied in the current fiscal period to reduce research and development expenditures or the cost of capital assets. As at December 31, 1998, investment tax credits in the amount of $63,862 had been applied to reduce research and development expenditures and $3,056 had been credited to the cost of capital assets.

 5 Other current assets

                                                                     1999  1998
                                                                    ------ -----
                                                                      $      $
   Refundable commodity taxes...................................... 64,413 5,430
   Prepaid expenses................................................ 12,526   354
   Other...........................................................  3,465   --
                                                                    ------ -----
                                                                    80,404 5,784
                                                                    ====== =====

 6 Available for sale securities

   On December 16, 1999, the Company purchased 500,000 common shares of the capital stock of Innovium Capital Corporation ("Innovium") valued at $266,766 (CDN $385,000). Innovium is a publicly listed company with its shares trading on the Montreal Stock Exchange. The Company is accounting for its interest in the Innovium common shares as available for sale securities, and accordingly, carries the investment on its balance sheet as an asset valued at fair value as of the balance sheet date.

 7 NoTime Wireless Corporation joint venture

   On September 10, 1999, the Company entered into a Memorandum of Agreement with Innovium Capital Corporation ("Innovium") to establish a joint-venture corporation--NoTime Wireless Corp. ("NoTime") owned equally by the two parties.

   NoTime was incorporated on October 21, 1999. On December 15, 1999, the Company transferred to NoTime an exclusive perpetual license for thinAccess, a proprietary software application for the wireless access market, in return for 1,250,000 Class A common shares of NoTime and a promissory note in the amount of $841,341 (CDN $1,250,000). On December 16, 1999, Innovium acquired 1,250,000
Class B common shares of NoTime, representing a 50% interest in NoTime, for cash consideration of $841,341 (CDN $1,250,000). NoTime then repaid the promissory note.

   Also on December 16, 1999, the Company purchased 500,000 units of the capital stock of Innovium (each unit consisting of one freely tradeable common share (as described in note 6) and one share purchase warrant exercisable for two years from the date of the
                        thinWEB Technologies Corporation
                          (A Development Stage Company)

             Notes to Consolidated Financial Statements--(Continued)
                                December 31, 1999

subscription agreement at an exercise price of $0.35 (CDN $0.50) each) for cash consideration of $168,268 (CDN $250,000) and 100,000 share purchase warrants of the Company as described in the following paragraph. Assuming the share purchase warrants are exercised, the Company would own approximately 3% of the issued and outstanding common shares of Innovium. The warrants are carried at their historical cost of $162,832, which was their estimated fair value on December 16, 1999.

   In addition, on December 16, 1999, the Company issued to Innovium 100,000 non-transferrable share purchase warrants, which expire on December 15, 2001, exercisable for common shares of the Company on a one-for-one basis at an exercise price equal to the lower of $5.00 or the lowest price at which the Company issues equity or convertible securities during this period. These warrants were attributed a value of $256,373 based on the fair value of the Innovium units received net of cash paid.

   As long as the Company owns at least 40% of the issued and outstanding shares of NoTime, the Company shall manage the day-to-day activities of NoTime, in return for a fee of 2.5% of NoTime's operating costs. Each party shall provide advances to fund operating expenses of NoTime. If a party is unable or unwilling to continue funding operating expenses, that party's interest in NoTime shall be subject to dilution by the other party or a third party, which is prepared to fund operating expenses.

   NoTime shall pay the Company a royalty of 5% of net revenues realized, paid quarterly in arrears. These royalties are accrued, but payments will only commence once NoTime has reimbursed to the parties all advances made to NoTime. NoTime had no revenues during its initial operating period in the fiscal period ended December 31, 1999.

   The Company has not recorded its portion of the gain on the transfer of the licence for thinAccess to NoTime as this transfer did not result in a culmination of the earnings process. In addition, the Company has recorded as additional paid in capital that portion of the gain related to the transfer of a 50% interest in NoTime to Innovium, as the Company has an on-going funding requirement for future research and development to be conducted by NoTime. Additional funding advanced to NoTime, including $32,868 during the period ended December 31, 1999, is charged to research and development expense as incurred.

                        thinWEB Technologies Corporation
                         (A Development Stage Company)

            Notes to Consolidated Financial Statements--(Continued)
                               December 31, 1999


 8 Capital assets

                                                                1999
                                                     ---------------------------
                                                             Accumulated
                                                      Cost   Amortization  Net
                                                     ------- ------------ ------
                                                        $         $         $
Computer hardware...................................  66,268    12,148    54,120
Computer software...................................   7,772     4,717     3,055
Office furniture and equipment......................  43,119     4,570    38,549
                                                     -------    ------    ------
                                                     117,159    21,435    95,724
                                                     =======    ======    ======
                                                                1998
                                                     ---------------------------
                                                             Accumulated
                                                      Cost   Amortization  Net
                                                     ------- ------------ ------
                                                        $         $         $
Computer hardware...................................   9,618       913     8,705
Computer software...................................   1,567       595       972
Office furniture and equipment......................   1,353       135     1,218
                                                     -------    ------    ------
                                                      12,538     1,643    10,895
                                                     =======    ======    ======

 9 Loan payable

                                                                1999     1998
                                                              --------- ------
                                                                  $       $
Gateway Research Management Group Ltd. loan payable,
 authorized amount of $2,000,000, bearing interest at the of
 12% payable monthly, repayable June 30, 2000 or upon a
 Significant Financing Event................................. 1,020,142    --
Other........................................................       --  65,338
                                                              --------- ------
                                                              1,020,142 65,338
                                                              ========= ======

   The lenders may, at their sole option, elect to convert all, or any portion of the outstanding amount, including interest, into common shares of the Company on the same terms and conditions as such securities are issued pursuant to a Significant Financing Event, if any (see note 14 (a)). As at December 31, 1999, the loan payable balance is comprised of principal advances of $1,000,000 plus accrued interest capitalized of $20,142.

 10 Commitments

   The minimum annual payments under long-term agreements for premises are as follows:

                                                                            $
                                                                          ------
Year ending December 30, 2000............................................ 99,800
            2001......................................................... 17,300

                        thinWEB Technologies Corporation
                          (A Development Stage Company)

             Notes to Consolidated Financial Statements--(Continued)
                                December 31, 1999


 11 Capital stock

 Authorized

   100,000,000 common shares, of the par value of $0.0001 each 20,000,000 preferred shares, of the par value of $0.0001 each

 Common shares

   Shares subscribed for have been recorded at the value received for the shares which is considered to be fair value. Shares issued for compensation, financing costs, and a corporate reorganization were issued at nominal values. These issues have been recorded at the price established through cash sales of shares to arms' length parties which occurred within 14 days of these issues. The excess of the recorded value of the shares over the nominal issue price is recorded as compensation, financing and professional fees expense over the estimated term of the related service.

   During the current period, the Company issued 4,000,000 common shares at nominal values to E-Capital Management Inc. ("E-Capital") for a commitment to provide debt financing until such time as the Company has raised funds pursuant to a major private placement, public offering or other significant financing event ("Significant Financing Event"), if any. These shares have been recorded at the price established through an unrelated arm's length transaction which occurred within 14 days of the date the shares were issued. The excess of the fair value of the shares over the nominal issue price has been charged to interest expense during the current period.

 Preferred shares

   The preferred shares issued and outstanding as of December 31, 1999 are convertible into common shares of the Company on a share-for-share basis at any time prior to June 30, 2000, provided the holders are instrumental in arranging financing for the Company of not less than $5,000,000. Starting June 30, 2000, the Company may redeem any of the outstanding preferred shares at a redemption price of $0.0001 per share. As the preferred shares are convertible only if the holders are instrumental in arranging financing of not less than $5,000,000, the beneficial conversion feature will be valued at that time and recorded as a cost of financing.

 Warrants

   As described in note 1, on April 22, 1999 the Company issued 50,000 warrants in connection with the transaction on that date. These warrants, which expire in five years, entitle the holder to acquire up to 50,000 common shares of the Company for $1.00 per share. These warrants were attributed a value of $15,000 based on the value of the services received.

                        thinWEB Technologies Corporation
                          (A Development Stage Company)

             Notes to Consolidated Financial Statements--(Continued)
                                December 31, 1999


   Under the terms of the E-Capital agreement described herein, E-Capital shall have issued to them, for no additional consideration, certain share purchase warrants of the Company. These warrants will be exercisable on the basis of one warrant for one common share, at a strike price equal to the price at which the Company shares are issued pursuant to a Significant Financing Event, for a period of one year from the closing of such event. As these warrants will be issued upon a Significant Financing Event, if any, they will be valued at that time and recorded as a cost of financing.


   In connection with the NoTime Wireless joint venture transaction described in note 7, the Company issued to Innovium 100,000 non-transferable share purchase warrants. These warrants expire on December 15, 2001 and are exercisable for common shares of the Company on a one-for-one basis at an exercise price equal to the lower of $5.00 or the lowest price at which the Company issues equity or convertible securities during this period. These warrants were attributed a value of $256,373 based on the fair value of the Innovium units received net of cash paid.

 Basic and fully diluted loss per share

   The calculations of the loss per common share are based on the weighted average number of shares outstanding during the period. All warrants and proposed options have been excluded from the calculation of fully diluted loss per share as the impact of their exercise is anti-dilutive in both the period ended December 31, 1999 and 1998.

 Employee stock option plan

   On July 13, 1999, the Board of Directors approved the Company's Stock Option Plan (the "Plan") for key employees, directors and officers of the Company subject to the approval of the Company's shareholders, which was received prior to December 31, 1999. The total number of shares to be made available under the Plan shall not exceed 17% of the Company's common shares. The exercise price of the shares to be purchased pursuant to stock options granted under the Plan shall be not less than the price permitted by the applicable regulations and policies of any stock exchange or exchanges upon which any securities of the Company may from time to time be listed and of any applicable regulatory authorities. Options to be granted under the Plan shall be for a term not exceeding five years. As at December 31, 1999, the Company had committed, subject to approval by the Company's shareholders (see note 14 (d)), to issue a total of 2,059,500 options.

                        thinWEB Technologies Corporation
                          (A Development Stage Company)

             Notes to Consolidated Financial Statements--(Continued)
                                December 31, 1999


 12 Income taxes

   A reconciliation of the combined Canadian federal and provincial income tax rate with the Company's effective income tax rate is as follows:

                                                              1999      1998
                                                           ----------  -------
                                                               $          $
Expected statutory rate (recovery).......................        (44%)    (44%)
Expected recovery of income tax..........................  (3,946,000) (42,100)
Permanent differences relating to share issuances
 recorded at fair value..................................   3,160,500      --
Temporary differences for which no tax benefit was
 recognized..............................................     229,400      --
Temporary differences for which no accounting benefit was
 recognized..............................................         --   (19,400)
Benefit of losses not recognized.........................     556,100   61,500
                                                           ----------  -------
Provision for income taxes...............................         --       --
                                                           ==========  =======

   The primary temporary differences which gave rise to deferred taxes are as follows:

                                                              1999      1998
                                                           ----------  -------
                                                               $          $
Deferred tax assets:
Net operating loss carry forwards........................     617,600   61,500
Capital gain on transfer of technology to joint venture..     286,600      --
Less: valuation allowance................................    (893,200) (42,100)
                                                           ----------  -------
                                                               11,000   19,400
                                                           ----------  -------
Deferred tax liabilities:
Investment tax credits...................................         --    19,400
Depreciation and amortization............................      11,000      --
                                                           ----------  -------
                                                               11,000   19,400
                                                           ----------  -------
Net deferred tax assets (liabilities)....................         --       --
                                                           ==========  =======

   The valuation allowance for deferred taxes is required due to the Company's operating history and management's assessment of various uncertainties related to their future realization.

 13 Net change in non-cash working capital balances related to operations

                                                              1999     1998
                                                             -------  -------
                                                                $        $
Increase in amounts receivable from Innovium Capital
 Corporation................................................ (31,929)     --
Decrease (increase) in investment tax credits recoverable...  67,894  (66,918)
Increase in other current assets............................ (72,149)  (5,873)
Increase in accounts payable and accrued liabilities........ 120,789  112,830
                                                             -------  -------
                                                              84,605   40,039
                                                             =======  =======

                        thinWEB Technologies Corporation
                          (A Development Stage Company)

             Notes to Consolidated Financial Statements--(Continued)
                                December 31, 1999


 14 Subsequent events

   a) On January 31, 2000, the Company entered into a Private Placement Agreement with Lines Overseas Management Limited ("Lines"), an affiliate of Gateway Research Management Group Ltd. ("Gateway"). The private placement contemplated by this agreement is to consist of a minimum of 1,000,000 units of the Company's securities and will be conducted on a best-efforts basis. Any election by Gateway to convert its loan into equity (see note 9) may serve to reduce Lines' commitment under the Private Placement Agreement by a like amount. Each unit shall cost $5.00 and consist of one share of common stock and one warrant to purchase an additional share for a two-year period at $7.00. The Company will pay Lines a commission equal to 5% of the total proceeds of the private placement. As at the date of these financial statements, no funds have been raised under this Private Placement Agreement.

   b) On February 3, 2000, the Company terminated the employment of its Chief Executive Officer. The Company is currently negotiating the final terms of his severance package including the adjustment, if any, to his equity interest in the Company.

   c) On February 3, 2000, the Company appointed a new Chief Executive Officer. As part of the terms of the employment agreement, the Chief Executive Officer was issued 950,000 common shares of the Company from treasury for nominal consideration. Of these shares, 315,000 vest immediately and the remainder will vest in eight equal quarterly instalments. Additionally, the new Chief Executive Officer is entitled to options on 300,000 common shares of the Company to be issued at such time as the shares become publicly traded, at a strike price equal to $5.00.

   d) On March 7, 2000, the Board of Directors fixed the exercise price of the options described in note 11 at $5.00. In addition, the Board of Directors proposed that options will vest effective upon the starting employment date as to 1/3 of the options, with another 1/3 vesting on the first anniversary of employment and the remaining 1/3 to vest on the second anniversary of employment, provided that no options are to be exercisable until the 90th day after the Company's shares become publicly traded.

                        THINWEB TECHNOLOGIES CORPORATION

      6,262,500 shares of common stock to be sold by certain selling security holders

                               ----------------

                                   PROSPECTUS

                               ----------------

                                       , 2000

   We have not authorized any dealer, salesperson or other person to provide any information or make any representations about thinWEB except the information or representations contained in this prospectus. You should not rely on any additional information or representations if made.

   This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities:

  . except the common stock offered by this prospectus;

  . in any jurisdiction in which the offer or solicitation is not authorized;

  . in any jurisdiction where the dealer or other salesperson is not qualified to make the offer or solicitation;

  . to any person to whom it is unlawful to make the offer or solicitation;
    or

  . to any person who is not a United States resident or who is outside the jurisdiction of the United States.

   The delivery of this prospectus or any accompanying sale does not imply that:

  . there have been no changes in the affairs of thinWEB after the date of this prospectus; or

  . the information contained in this prospectus is correct after the date of this prospectus.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 24. Indemnification of Directors and Officers

   ThinWEB is incorporated in Delaware. Under Section 145 of the General Corporation Law of the State of Delaware, a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any action, suit or proceeding. The certificate of incorporation and the by-laws of thinWEB provide for indemnification of directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware.

   The General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director

      (1) for any breach of the director's duty of loyalty to the corporation or its stockholders,

      (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

      (3) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the General Corporation Law of the State of Delaware, or

      (4) for any transaction from which the director derived an improper personal benefit.

ThinWEB's certificate of incorporation contains such a provision.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling thinWEB pursuant to the foregoing provisions, it is the opinion of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 25. Other Expenses of Issuance and Distribution

   The following table sets forth our expenses in connection with this registration statement. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

      Filing Fee--Securities and Exchange Commission.................. $  8,000
      Fees and Expenses of Accountants and legal counsel..............  200,000
      Blue Sky Fees and Expenses......................................    4,000
      Printing and Engraving Expenses.................................    5,000
      Miscellaneous Expenses..........................................    1,000
                                                                       --------
      Total........................................................... $218,000
                                                                       ========

 Item 26. Recent Sales of Unregistered Securities

 Founding of Warwick

   In connection with the founding of Warwick Acquisition Corporation, the predecessor to thinWEB Technologies Corporation, Warwick issued 5,000,000 shares of common stock to TPG Capital Corporation and Pierce Mill Associates, Inc., entities controlled by James Cassidy, for nominal consideration. The issuance of these shares to the founders of Warwick did not involve a public offering and was exempt from the registration requirements of the Securities Act pursuant to the exemption from registration provided by Section 4(2) thereof. Of these 5,000,000 shares, 4,850,000 were redeemed in connection with the share exchange transaction in April 1999 pursuant to which the shareholders of ThinWeb Software Incorporated acquired control of Warwick. The remaining 150,000 shares were retained by TPG Capital.

Original Investments in ThinWEB Software Incorporated

   Prior to the share exchange transaction, ThinWEB Software Incorporated issued shares of common stock to the following individuals or entities for the cash consideration listed below. Thinweb Software was a foreign private issuer under the Securities Act and Regulation S thereunder at the time of these issuances, the offerings were made to non-U.S. persons in offshore transactions and no directed selling efforts were made in the United States. Accordingly, the issuance of these shares to the persons set forth below did not involve a public offering and was exempt from the registration requirements of the Securities Act pursuant to the exemption from registration provided by Regulation S thereunder. Some of these holders of the shares listed below may have subsequently transferred or disposed of their shares and the list does not purport to be a current listing of our shareholders.

                                                     Number of
                                      Number of    Post-Exchange
                                     Pre-Exchange Shares or Right
 Date   Shareholder                     Shares    to Direct Vote  Consideration
 ----   -----------                  ------------ --------------- -------------
        Butternut Capital
 6/9/98 Limited...................    613,000        613,000         $     4*
        International
        Shareholdings Corp........    387,000        387,000               3*
        Seismic Investments Ltd...    577,000        577,000               4*
        Amery Associates Inc......    473,000        473,000               3*
        Cannon Equity Limited.....    398,000        398,000               3*
        Corporate Solutions
        Limited...................    602,000        602,000               4*
        Strathglen Capital
        Limited...................    479,000        479,000               3*
        Greensted Equities
        Limited...................    471,000        471,000               3*
        Arrendadora Solarsa S.A...    500,000        500,000          83,389*
        Transatlantic Co., S.A....    250,000        250,000               2*
        Cheetah Systems Ltd.......    500,000        500,000               3*
        Shaftesbury Global
        Limited...................    500,000        500,000               3*
        Midland Shareholdings
        Limited...................    500,000        500,000               3*
        B. MacLean Family Trust...    2,666,667      2,666,667        16,349*
        C. Reid Family Trust......    2,666,667      2,666,667        16,349*
        Enman Family Investment
        Trust.....................    2,666,666      2,666,666        33,130*
        J. Smyth Family Trust.....    175,000        175,000               1*
        T. MacLean Family Trust...    195,000        195,000               1*

                                                    Number of
                                     Number of    Post-Exchange
                                    Pre-Exchange Shares or Right
 Date Shareholder                      Shares    to Direct Vote  Consideration
 ---- -----------                   ------------ --------------- -------------
      3024704 Nova Scotia
      Limited.....................   891,000        891,000         445,500*
      Donald Wile.................   100,000        100,000         50,000*
      Everest (Private) Trust
      Company.....................   14,000         14,000          7,000*
      Gary Hannah.................   1,181,344      1,181,344       8*
      Paul Landry Sr..............   100,000        100,000         0*
      Paul Landry Jr..............   10,000         10,000          0*

--------
In the preceding table,

(1) the * denotes the amount paid for the shareholder's original investment in shares of ThinWeb Software Incorporated;

(2) 3024704 Nova Scotia Limited was subsequently dissolved and its shares of ThinWeb Software Incorporated were distributed pro rata to shareholders; and

(3) With respect to the entities listed below, who are not selling security holders, we have been informed by each entity of the name and address of the individual that controls it and, accordingly, has beneficial ownership of the shares listed:

  --Transatlantic Co. S.A. is controlled by Alvaro Villalobos, located at Avenida 7, Calle 3 Bis, Edifico Teresa 3 Piso, San Jose, Costa Rica.

  --Cheetah Systems Ltd. is controlled by Rosalyn Rodriguez, located at Avenida 7, Calle 3 Bis, Edifico Teresa 3 Piso, San Jose, Costa Rica.

  --Shaftsbury Global Limited is controlled by Isabel Salas, Apartada Postal
    7-3330-1000, San Jose, Costa Rica.

  --Midland Shareholdings Limited is controlled by Jean Guillemard, Apartada
    Postal 7-3330-1000, San Jose, Costa Rica.

Share Exchange Transaction

   The ThinWEB Software Incorporated shares reflected in the preceding table were subsequently exchanged by the holders in the share exchange transaction for 16,916,344 Class A shares of our subsidiary, Thinweb.com Inc., and accompanying voting rights in the parent company, thinWEB Technologies Corporation. This exchange of ThinWEB Software Incorporated shares by the holders for Class A shares of Thinweb.com Inc. was effected for Canadian tax purposes, did not involve a public offering and was exempt from the registration requirements of the Securities Act pursuant to the exemption from registration provided by Section 4(2) thereof.

   In connection with such share exchange transaction, the parent company, thinWEB Technologies Corporation, issued 16,916,344 shares of common stock to a trustee as part of the consideration for the purchase of the outstanding stock of ThinWEB Software Incorporated by a newly created subsidiary, Thinweb.com Inc. The issuance of these shares by thinWEB Technologies Corporation to the trustee did not involve a public offering and was exempt from the registration requirements of the Securities Act pursuant to the exemption from registration provided by Section 4(2) thereof. As a result of the share exchange, ThinWeb Software Incorporated became a subsidiary of Thinweb.com Inc. and, indirectly, a subsidiary of thinWEB Technologies Corporation, the parent company.

   Also in connection with the share exchange transaction, in consideration for certain services related to the corporate reorganization, we granted a warrant to purchase up to 50,000 shares of our common stock at a strike price of $1.00 per share, exercisable for a period of five years from April 22, 1999, to TPG Capital Corporation, a shareholder and an affiliated company of Cassidy & Associates, the law firm which prepared initial versions of this registration statement. The granting of this warrant to TPG Capital did not involve a public offering and was exempt from the registration requirements of the Securities Act pursuant to the exemption from registration provided by Section 4(2) thereof.

 Preferred Stock Issuance

   Pursuant to our agreement with E-Capital Management Inc., effective March 15, 1999, we issued 1,500,000 shares of convertible preferred stock to E-Capital Management Inc. at the price of $.0001 per share, as compensation for E-Capital's advice and assistance pursuant to such agreement in locating both interim and equity financing and in the going public process. E-Capital has since assigned the shares to 583317 British Columbia Ltd. J. Gregory Wilson, one of our directors, is the president of E-Capital which is owned by The Greg Wilson Family Trust, the beneficiaries of which are the spouse and children of
J. Gregory Wilson. Mr. Wilson is also the president and sole shareholder of 583317 British Columbia Ltd.

   Mr. Wilson is a sophisticated investor who, prior to the issuance of the convertible securities, made several trips to our headquarters to meet with management and review product demos, and was provided with all relevant information concerning our business plan and operations. Accordingly, the issuance of the convertible preferred shares to E-Capital and the subsequent transfer of these shares by E-Capital to 583317 British Columbia Ltd. (entities controlled and represented by Mr. Wilson) did not involve a public offering and was exempt from the registration requirements of the Securities Act pursuant to the exemption from registration provided by Section 4(2) thereof.

 Joint Venture with Innovium Capital Corp.

   As part of our joint venture with Innovium Capital Corp., a publicly traded Canadian company whose shares are listed on the Montreal Exchange, we issued to Innovium 100,000 non-transferable common stock purchase warrants with a two year exercise term and an exercise price per share equal to the lower of $5.00 and the lowest price at which we issue equity or securities convertible into equity during this period pursuant to a financing. In consideration for entering into the joint venture transaction, we received net proceeds of $673,073 ($1,000,000 CDN) and a 50% interest in the joint venture company, as more fully discussed in note 7 to the financial statements. Innovium is an accredited investor who was provided with extensive information about our operations and products in connection with the joint venture transaction. Accordingly, the issuance of this warrant to Innovium did not involve a public offering and was exempt from the registration requirements of the Securities Act pursuant to the exemption from registration provided by Section 4(2) thereof.

 Employment Agreements

   Pursuant to our employment agreement with James Cappadocia, our recently appointed president and chief executive officer, we issued 315,000 shares of common stock to him for nominal consideration upon his employment with us and agreed to issue him an additional 635,000 shares in equal quarterly amounts of 79,375 shares over a two year period. Such issuance to Mr. Cappadocia did not involve a public offering and was exempt from the registration requirements of the Securities Act pursuant to the exemption from registration provided in
Section 4.2 thereof.

   Pursuant to our employment agreement with Alan Guneyler, our recently hired Vice President Sales and Business Development, we issued 133,333 common shares to him for nominal consideration upon his employment with us and agreed to issue him an additional 266,667 shares in two equal annual installments commencing in March 2001. Such issuance to Mr. Guneyler did not involve a public offering and was exempt from the registration requirements of the Securities Act pursuant to the exemption from registration provided in Section
4.2 thereof.

   Pursuant to our employment agreement with James Gillen, our recently hired Chief Technology Officer, we issued 33,333 common shares to him for nominal consideration and agreed to issue him an additional 66,667 shares in two equal annual installments commencing in April 2001. Such issuance to Mr. Gillen did not involve a public offering and was exempt from the registration requirements of the Securities Act pursuant to the exemption from registration provided in
Section 4.2 thereof.

 Item 27. Exhibits and Financial Statement Schedules

 (a) Exhibits

     3.1* Certificate of Incorporation, filed with the registration statement of Warwick Acquisition Corporation on Form 10-SB (file no. 0-25419) filed with the Commission on February 19, 1999 and incorporated herein by reference
     3.2* By-Laws of the Company, filed with the registration statement of Warwick Acquisition Corporation on Form 10-SB (file no. 0-25419) filed with the Commission on February 19, 1999 and incorporated herein by reference
     3.3* Amendments to Certificate of Incorporation
     3.4* Certificate of Designation for Series 1 Preferred Shares
     4.1* Share Exchange and Share Purchase Agreement among Warwick Acquisition
          Corporation, Thinweb.com Inc.,ThinWeb Software Incorporated, and all of the shareholders of ThinWeb Software Incorporated, filed with the Form 8-K of Warwick Acquisition Corporation (file no. 0-25419) filed with the Commission on May 28, 1999, and incorporated herein by reference.
     4.2* Exchange and Voting Agreement among Warwick Acquisition Corporation,
          ThinWeb Software Incorporated, the Trustee, and all of the shareholders of ThinWeb Software Incorporated, and all of the shareholders of ThinWeb Software Incorporated, filed with the Form 8-
          K of Warwick Acquisition Corporation (file no. 0-25419) filed with the Commission on May 28, 1999, and incorporated herein by reference

      5.1*  Opinion of Sadis & Goldberg LLC
     10.1*  License Agreement with Sun Microsystems
     10.3*  License Agreement with Cloudscape, Inc.
     10.5*  Agreement with E-Capital Management
     10.6*  Employment Agreement with Mr. Cappadocia
     10.7*  Agreement with Brokerwise Communication, Inc.
     10.8*  Joint Venture Agreements with Innovium Capital Corp.
     10.9*  License Agreement with Informix Software, Inc.
     10.10* Loan Agreement with E-Capital Management, Inc.
     10.11* Private Placement Agreement with Lines Overseas Management Limited
     10.12* Stock Option Plan
     10.13* Employment Agreement with Mr. MacLean
     10.14* Employment Agreement with Mr. Reid
     10.15* Employment Agreement with Mr. Enman
     10.16* Voluntary Trading Restrictions Agreements
     10.17* Cooperative Marketing Agreement with Oracle Corporation, filed with the Annual Report on Form 10-KSB filed with the Commission on March
            30, 2000 (file no. 000-25419) and incorporated herein by reference
     10.18  Consulting Agreement with J.S. Anthony & Co. Ltd.
     10.19  Software License Agreement with PointBase, Inc.
     10.20  Employment Agreement with Alan Guneyler
     10.21  Employment Agreement with James Gillen
     23.1   Consent of Accountants
     23.2   Consent of Sadis & Goldberg LLC (included in Exhibit 5.1)

--------
*  Previously filed

 (b) The following financial statement schedules are included in this registration statement.

   None.

Item 28. Undertakings.

   The undersigned registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

       (3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (c) The undersigned registrant hereby undertakes that for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, thinWEB Technologies Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in Ottawa, Ontario, Canada on April 11, 2000.

                                          Thinweb Technologies Corporation

                                          By:       /s/ James Cappadocia
                                             __________________________________
                                                     James Cappadocia,
                                                 President, Chief Executive
                                                    Officer and Director

                                          By:       /s/ George R. Fraser
                                             __________________________________
                                                     George R. Fraser,
                                                  Chief Financial Officer,
                                                Principal Accounting Officer
                                                        and Director

   Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

       /s/ James S. Anthony            Director                     April 11, 2000
______________________________________
           James S. Anthony

       /s/ Bryan C. MacLean            Director                     April 11, 2000
______________________________________
           Bryan C. MacLean

      /s/ J. Gregory Wilson            Director                     April 11, 2000
______________________________________
          J. Gregory Wilson

     /s/ George A. Pacinelli           Director                     April 11, 2000
______________________________________
         George A. Pacinelli